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EnPro Industries, Inc.

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5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

March 31, 2011

To Our Shareholders:

On behalf of the board of directors and management of EnPro Industries, Inc., I cordially invite you to our annual meeting of shareholders. The meeting will be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Thursday, May 5, 2011 at 11:00 a.m.

The matters to be acted upon by the shareholders at this meeting are presented in the enclosed Notice to Shareholders, and the enclosed proxy statement contains information regarding these matters.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy card in the enclosed postage-paid envelope, or to cast your votes by telephone or over the Internet. Instructions for voting are provided on the proxy card.

Sincerely,

Stephen E. Macadam
President and Chief Executive Officer

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

NOTICE TO SHAREHOLDERS:

THE ANNUAL MEETING OF SHAREHOLDERS of EnPro Industries, Inc., a North Carolina corporation, will be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Thursday, May 5, 2011 at 11:00 a.m. to:

1.	Elect eight directors to hold office until the next annual shareholders’ meeting or until their respective successors are elected and qualified;

2.	Adopt a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the accompanying proxy statement;

3.	Select, on an advisory basis, the frequency of future shareholder advisory votes to approve the compensation of our named executive officers;

4.	Ratify the selection of PricewaterhouseCoopers LLP as our external auditors for 2011; and

5.	Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Information about these matters is contained in the proxy statement attached to this notice.

The board of directors has fixed March 1, 2011 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only those who were registered shareholders at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

The board hereby solicits a proxy for use at the meeting, in the form accompanying this notice, from each holder of our common stock. Shareholders may withdraw their proxies at the meeting if they desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting of the proxies at the meeting.

It is important that you be represented at the meeting regardless of the number of shares you own. To help us minimize the expense associated with collecting proxies, please execute and return the enclosed proxy card promptly or cast your votes by telephone or over the Internet. No postage is required if the proxy is mailed in the United States.

By Order of the Board of Directors,

Richard L. Magee
Secretary

March 31, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2011:

The proxy statement and 2010 annual report to shareholders are available at http://2011annualmeeting. enproindustries.com.

2011 ANNUAL MEETING OF SHAREHOLDERS
OF
ENPRO INDUSTRIES, INC.

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our annual meeting of shareholders to be held on Thursday, May 5, 2011, at 11:00 a.m. at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, and at any adjournment or postponement of the meeting. You may use the enclosed proxy card whether or not you attend the meeting. If you are a registered shareholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or over the Internet by following the instructions on your proxy card. If your shares are held in the name of a bank, broker or other nominee, which is referred to as holding in “street name,” you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures depend on their voting arrangements.

Your vote is very important. For this reason, we encourage you to date, sign, and return your proxy card in the enclosed envelope or to cast your votes by telephone or over the Internet. Doing so will permit your shares of our common stock to be represented at the meeting by the individuals named on the enclosed proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2010 annual report, including financial statements, with this proxy statement to each registered shareholder. We will begin mailing these materials on or around March 31, 2011. Any shareholder may receive an additional copy of these materials by request to our investor relations department. You may reach the investor relations department via email to investor@enproindustries.com or by calling 704-731-1548.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on proposals for the following matters:

•	Electing eight directors;

•	Adopting a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement;

•	Selecting, on an advisory basis, the frequency of future shareholder advisory votes to approve the compensation of our named executive officers; and

•	Ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

Our board of directors has submitted these proposals. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, March 1, 2011. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 20,460,504 shares of EnPro common stock were outstanding and eligible to vote, which amount does not include 208,612 shares held by a subsidiary. The enclosed proxy card shows the number of shares that you are entitled to vote.

Who can attend the meeting?

All registered shareholders as of the record date (or their duly appointed proxies), beneficial owners presenting satisfactory evidence of ownership as of the record date, and our invited guests may attend the meeting.

How do I vote?

If you are a registered shareholder, you have four voting options:

•	over the Internet, which we encourage if you have Internet access, at the address shown on the enclosed proxy card;

•	by telephone through the number shown on the enclosed proxy card;

•	by mail, by completing, signing, dating and returning the enclosed proxy card; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote EnPro shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of identification, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

Proxies will also serve as voting instructions to the plan trustee with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If you participate in either of these plans, are a registered shareholder of record, and the plan account information is the same as the information we have on record with our transfer agent, the enclosed proxy card represents all of the shares you hold, both within the plan and outside it. If you hold your shares outside the plan in street name, or if your plan account information is different from the information on record with the transfer agent, then you will receive separate proxies, one for the shares held in the plan and one for shares held outside the plan.

What can I do if I change my mind after I vote my shares?

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered shareholder, you may do this in three ways:

•	by timely delivering to our Secretary, or at the meeting, a later dated signed proxy card;

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	if you attend the meeting, by voting your shares in person.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it.

If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy. If you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may vote by attending the meeting and voting in person or by sending in an executed proxy with your legal proxy form.

Is there a minimum quorum necessary to hold the meeting?

In order to conduct the meeting, a majority of EnPro shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. For purposes of determining whether a quorum is present, abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote.

How will my vote be counted?

If you provide specific voting instructions, your EnPro shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as our board of directors has recommended. If you hold your shares in your name (you are the record holder) and do not give valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your shares in street name and do not give your bank, broker or other nominee instructions on how you want your shares to be voted, those shares are considered “uninstructed” and a bank, broker or other nominee generally has the authority to vote those shares only on matters that are determined to be “routine” under the New York Stock Exchange rules. Under the New York Stock Exchange’s rules, the election of directors, the non-binding advisory votes on executive compensation and the frequency of future shareholder advisory votes on executive compensation are not considered to be “routine” for this purpose, which means that a broker or broker nominee may not vote shares on these matters unless it receives voting instructions. The vote to ratify the appointment of our independent auditors and any other business that may properly come before the meeting are considered routine under the New York Stock Exchange rules, which means that a bank, broker or other nominee has voting discretion as to any uninstructed shares on those matters.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.

Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly offer his or her resignation. The board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the board whether to accept or reject it. The board will act on the Nominating Committee’s recommendation within 90 days after the shareholders’ meeting, and the board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the board’s discussion or vote.

The resolution to approve, on an advisory basis, the compensation paid to our named executive officers will be approved if more votes are cast “For” the resolution than are cast “Against” the resolution. The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one year, every two years or every three years) will be considered the preference selected by the shareholders. Although these advisory votes are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareholder engagement, will take them into account in making determinations concerning executive compensation and the frequency of future advisory votes on executive compensation.

The proposal to ratify the appointment of our external auditors and any other business as may properly come before the meeting, or any adjournment of the meeting, will be approved if more votes are cast in favor of the proposal than are cast against it.

How do abstentions and broker non-votes count for voting purposes?

For the election of directors, the advisory vote on executive compensation and the advisory vote regarding the frequency of future advisory votes on executive compensation, broker non-votes and abstentions will not count in determining the outcome. For the ratification of the appointment of our external auditors and with respect to any other business as may properly come before the meeting or any adjournment of the meeting, only votes for or against the proposal count. Accordingly, broker non-votes, if any, and, in the case of the ratification of the appointment of our auditors, abstentions will not be counted as votes cast for these proposals. Abstentions and broker non-votes will count for determining whether a quorum is present.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. We will make that list available at our main executive offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from May 5, 2011 through the end of the meeting. The list will also be available for inspection at the meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement;

•	“FOR” future advisory votes on executive compensation to be held every one year; and

•	“FOR” ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

Proxy cards or telephone and Internet instructions to vote the proxy that are validly submitted and timely received, but that do not contain instructions on how you want to vote, will be voted in accordance with the board’s recommendations.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

How can I find out the results of the vote?

We will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (SEC) within four business days after the meeting. In addition, we intend to post the voting results from the meeting on our website, www.enproindustries.com.

What is “householding” and how does it affect me?

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that allow us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we have received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report. Alternatively, you may request that we send only one set of materials if you are receiving multiple copies. You may make any of these requests by contacting us at investor@enproindustries.com or by calling 704-731-1548.

If your shares are held in the name of a bank, broker or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact your nominee.

Can I access these proxy materials on the Internet?

You can access this proxy statement and our 2010 annual report on Form 10-K, which includes our annual report to shareholders, on our Internet site at www.enproindustries.com. If you are a registered shareholder, you can choose to receive these documents over the Internet in the future by accessing www.bnymellon.com/shareowner/isd and following the instructions provided on that website. This could help us save significant printing and mailing expenses. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholder meeting you will receive an e-mail notification when the materials and annual report are available for on-line review, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Investor Relations.

If your shares are held through a bank, broker or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Our officers, directors and employees may solicit proxies personally, by telephone, mail or facsimile, or via the Internet. These individuals will not receive any additional compensation for their solicitation efforts. You may also be solicited by means of press releases issued by EnPro, postings on our website, www.enproindustries.com, and advertisements in periodicals. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that together are not expected to exceed $14,000 in the aggregate. In addition, upon request we will reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and in obtaining voting instructions.

Who will count the votes?

The BNY Mellon Shareowner Services, our registrar and transfer agent, will count the votes.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of our common stock?

The following table sets forth information about the individuals and entities who held more than five percent of our common stock as of March 1, 2011. This information is based solely on SEC filings made by the individuals and entities by that date.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner(7)	Ownership	Class(1)

Lord, Abbett & Co. LLC(2)	2,287,371	11.2%
90 Hudson Street Jersey City, NJ 07302

BlackRock, Inc. et al. (3)	2,180,240	10.7%
40 East 52nd Street New York, NY 10022

Keeley Asset Management Corp. et al.(4)	1,558,799	7.6%
401 South LaSalle Street Chicago, IL 60605

LSV Asset Management(5)	1,051,334	5.1%
155 N. Wacker Drive, Suite 4600 Chicago, IL 60606

Newland Capital Management, LLC et al.(6)	1,049,685	5.1%
350 Madison Avenue, 8th Floor New York, NY 10017

(1)	Applicable percentage ownership is based on 20,460,504 shares of our common stock outstanding at March 1, 2011 entitled to vote at the annual meeting.

(2)	This information is based on a Schedule 13G amendment dated February 14, 2011 filed with the SEC by Lord, Abbett & Co. LLC as of December 31, 2010. Lord, Abbett & Co. LLC reports sole voting power over 2,089,631 shares and sole dispositive power over 2,285,330 shares.

(3)	This information is based on a Schedule 13G amendment dated February 9, 2011 filed with the SEC by BlackRock Inc. as of January 31, 2011. The Schedule 13G amendment indicates that it is filed on behalf of a group including, in addition to BlackRock, Inc., its subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management Ireland Limited and BlackRock International Limited, none of which separately beneficially owned more than five percent of five percent of our common stock.

(4)	This information is based on a Schedule 13G amendment dated February 7, 2011 filed with the SEC by Keeley Asset Management Corp. and Keeley Small Cap Value Fund reporting beneficial ownership as of December 31, 2010. Keeley Asset Management Corp. reports sole voting power over 1,495,549 shares and sole dispositive power over 1,558,799 shares.

(5)	This information is based on a Schedule 13G dated February 8, 2011 filed with the SEC by LSV Asset Management reporting beneficial ownership as of December 31, 2010. LSV Asset Management reports sole voting power and sole dispositive power over 1,051,334 shares.

(6)	This information is based on a Schedule 13G dated February 25, 2011 filed with the SEC by Newland Capital Management, LLC as of February 23, 2011. The Schedule 13G indicates that it is filed on behalf of a group including, in addition to Newland Capital Management, LLC, Newland Master Fund , Ltd., Ken Brodkowitz and Michael Vermut. Each reporting person reports shared voting and dispositive power over 1,049,685 shares.

(7)	The foregoing table does not include Zazove Associates, LLC, 1001 Tahoe Boulevard, Incline Village, Nevada 89451, which filed a Schedule 13G amendment dated January 26, 2011 with the SEC reporting beneficial ownership of 1,199,959 shares, as to which it reported sole voting power and sole dispositive power, by virtue of its ownership of our 3.9375% Convertible Senior Debentures due 2015 because as of March 1, 2011 none of the conditions permitting the conversion of these debentures had been satisfied.

How much stock do our directors, director nominees and executive officers own?

The following table sets forth information as of March 1, 2011 about the shares of our common stock that the following individuals beneficially own:

•	our current directors and any individual who served as a director in 2010;

•	director nominees; and

•	the executive officers listed in the summary compensation table included in this proxy statement.

It also includes information about the shares of our common stock that our current directors and executive officers own as a group.

	Amount and Nature	Directors’	Directors’
	of Beneficial	Phantom	Stock	Percent of
Name of Beneficial Owner	Ownership(1)	Shares(2)	Units(3)	Class(4)

William R. Holland	35,000	23,971	—	*
Stephen E. Macadam	181,965	—	—	*
J. P. Bolduc	1,000	24,857	1,520	*
Peter C. Browning	4,340	24,857	7,599	*
Diane C. Creel	—	4,885	—	*
Don DeFosset	—	9,282	—	*
Gordon D. Harnett	2,060	24,857	6,483	*
David L. Hauser	800	11,850	2,176	*
Wilbur J. Prezzano, Jr.	—	12,821	12,849	*
William Dries	154,221	—	—	*
Richard L. Magee	107,861	—	—	*
J. Milton Childress II	11,138	—	—	*
Robert P. McKinney	4,074	—	—	*
17 directors and executive officers as a group	532,548	137,380	30,627	2.6%

*	Less than 1%

(1)	These numbers include the following shares that the individuals may acquire within 60 days after March 1, 2011 through the exercise of stock options: Mr. Macadam, 100,000 shares; Mr. Dries, 60,600 shares; Mr. Magee, 53,000 shares; all directors and executive officers as a group, 224,200 shares. The numbers also include shares held in our Retirement Savings Plan for Salaried Employees, allocated as follows: Mr. Dries, 2,244 shares and Mr. Magee, 1,527 shares. In addition, these numbers include restricted shares as follows: Mr. Macadam, 53,500 shares. All other ownership is direct, except that Mr. Dries indirectly owns 100 shares, which are owned by his spouse, and Mr. McKinney indirectly owns 75 shares, which are owned by his children, and that all directors and executive officers as a group include 175 shares held indirectly, which shares are owned by family members. This does not include the restricted stock units as follows: Mr. Macadam, 52,088 restricted stock units; Mr. Dries, 17,305 restricted stock units; Mr. Magee, 14,902 restricted stock units; Mr. Childress, 5,498 restricted stock units; and Mr. McKinney, 4,283 restricted stock units.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan and the phantom shares awarded to non-employee directors under our Amended and Restated 2002 Equity Compensation Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan and shares of our common stock for phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan. See “Corporate Governance Policies and Practices — Director Compensation.” Because the phantom shares are not actual shares of our common stock, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices — Director Compensation.” Because the stock units are not actual shares of our common stock, the directors have neither voting nor investment authority in common stock arising from their ownership of these stock units.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 2 and 3. Applicable percentage ownership is based on 20,460,504 shares of our common stock outstanding at March 1, 2011 entitled to vote at the annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2010 any report required by Section 16(a).

PROPOSAL 1 — ELECTION OF DIRECTORS
(Item 1 on the proxy card)

One of the purposes of the meeting is the election of eight directors to hold office until the annual shareholders’ meeting in 2012 or until their respective successors are elected and qualified. Our board of directors presently consists of nine directors, all elected at the 2010 annual meeting of shareholders. Our bylaws provide that candidates must be between 18 and 72 years old to be eligible for election as a director. Accordingly, William R. Holland, our Chairman of the Board, is not eligible for re-election at the 2011 annual meeting and will retire from the board of directors at that time. The board of directors has set the number of directors to be eight effective upon the commencement of the 2011 annual meeting and has nominated the eight persons named on the following pages for election as directors at the annual meeting. All of the nominees are incumbent directors whose terms would otherwise expire upon the election of directors at the meeting. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees.

All nominees have indicated that they are willing to serve as directors if elected. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of such person as the board of directors may designate to replace such nominee.

The board recommends that you vote “FOR” the election of each of the nominees for director named below.

Nominees for Election

STEPHEN E. MACADAM, 50

Mr. Macadam has served as our Chief Executive Officer and President, and as a director, since April 2008. Prior to accepting these positions with EnPro, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc. since October 2005. Before joining BlueLinx Holdings Inc., Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation. Mr. Macadam is a director of Georgia Gulf Corporation. During the past five years, Mr. Macadam served as a director of BlueLinx Holdings Inc. and Solo Cup Company. Mr. Macadam received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and an M.B.A. from Harvard University, where he was a Baker Scholar.

J. P. BOLDUC, 71

Mr. Bolduc has served as a director since 2002. He has been Chairman of the Board and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since 1995. Mr. Bolduc served as acting Chief Executive Officer of J.A. Jones, Inc. from April 2003 to September 2004. He was President and Chief Executive Officer of W.R. Grace & Co. from 1990 to 1995, having served as Chief Financial Officer from 1986 to 1989. Mr. Bolduc has been a presidential appointee to three U.S. Presidents, serving as the Assistant Secretary of Agriculture from 1973 to 1976, and from 1982 to 1985 serving as the Chief

Operating Officer for President Reagan’s Private Sector Survey on Cost Control, which was commonly known as the Grace Commission. Earlier in his career, Mr. Bolduc was a certified internal auditor. Mr. Bolduc is a trustee of the William E. Simon Graduate School of Business at the University of Rochester, a member of the Advisory Council for Graduate Studies and Research at the University of Notre Dame, and a director of the Edison Preservation Foundation of Baltimore. He is also a director of Unisys Corporation. During the past five years, Mr. Bolduc was also a director of MCG, PLC and Snyder’s-Lance, Inc. Mr. Bolduc earned a B.S. in accounting from St. Cloud State University in Minnesota.

PETER C. BROWNING, 69

Mr. Browning has served as a director since 2002. Since 2009, he has served as Managing Director of Peter C. Browning & Assocs., a board governance advisory firm. He was the Dean of the McColl School of Business at Queens University from March 2002 through May 2005. He has served as lead director of Nucor Corporation, a steel manufacturer, since May 2006 and served as Non-Executive Chairman of Nucor from September 2000 to May 2006. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, and from 1995 to 1998, President and Chief Operating Officer, of Sonoco Products Company, a manufacturer of industrial and consumer packaging. Prior to joining Sonoco Products Company, Mr. Browning served from 1990 to 1993 as Chairman, President and Chief Executive Officer of National Gypsum Company, guiding that company through its emergence from Chapter 11 bankruptcy proceedings in 1993. Prior to joining National Gypsum Company, Mr. Browning spent 24 years with Continental Can Company, rising to Executive Vice President — Operating Officer from an initial position as a sales trainee. In addition to his service as lead director of Nucor, he also serves as a director of Acuity Brands, Inc. and Lowe’s Companies, Inc. Mr. Browning is a founding member of the Lead Director Network and a member of the faculty for The Conference Board’s Directors’ Institute. He was named as an Outstanding Director in 2004 by the Outstanding Directors Institute. He is a lifetime member of the Council on the Chicago Booth School of Business. Mr. Browning received a B.A. from Colgate University and an M.B.A. from the University of Chicago. During the past five years, Mr. Browning was also a director of The Phoenix Companies and Wachovia Corporation. The Nominating Committee and the board of directors specifically considered Mr. Browning’s prior service as a director of Wachovia Corporation in evaluating him for nomination, and the Nominating and Corporate Governance Committee and the full board support the nomination of Mr. Browning for re-election to the board in 2011.

DIANE C. CREEL, 62

Ms. Creel has served as a director since October 28, 2009. Prior to her retirement in September 2008, Ms. Creel served from May 2003 as Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste-to-energy systems company. Prior to joining Ecovation, Ms. Creel served as Chief Executive Officer and President of Earth Tech, Inc., an international consulting engineering firm, from January 1993 to May 2003. She previously served as Chief Operating Officer of Earth Tech from 1987 to 1993 and Vice President from 1984 to 1987. Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scot from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners from 1971 to 1976. Ms. Creel currently serves on the boards of directors of Allegheny Technologies Incorporated and Goodrich Corporation. During the past five years, Ms. Creel also served as a director of Foster Wheeler, Inc. and the corporations and trusts that comprise the Fixed Income Fund of the American Funds Group of Capitol Management Corporation. Ms. Creel has a B.A. and M.A. from the University of South Carolina.

DON DEFOSSET, 62

Mr. DeFosset has served as a director since 2008. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with businesses in water infrastructure, flow control, water transmission products, metallurgical coal and natural gas, and homebuilding. He served as Chairman of Walter Industries from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He is also a director of Regions Financial Corporation, Terex Corporation and National Retail Properties, Inc. During the past five years, Mr. DeFosset also served as a director of James Hardie Industries, N.V. and AmSouth Bancorporation. Mr. DeFosset serves as Vice Chairman of the Board of Trustees of the University of Tampa. Mr. DeFosset received a B.S.I.E. from Purdue University and an M.B.A. from Harvard University.

GORDON D. HARNETT, 68

Mr. Harnett has served as a director since 2002. He retired as Chairman and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a provider of metal-related products and engineered material systems, in May 2006. Prior to joining Materion Corporation in 1991, Mr. Harnett served from 1988 to 1991 as a Senior Vice President of B.F. Goodrich Company (now known as Goodrich Corporation), and from 1977 to 1988, he held a series of senior executive positions with Tremco Inc., a wholly owned subsidiary of Goodrich, including President and Chief Executive Officer from 1982 to 1988. Mr. Harnett is also a director of Acuity Brands, Inc., The Lubrizol Corporation and PolyOne Corporation, where he serves as lead director. Mr. Harnett received a B.S. from Miami University and an M.B.A. from Harvard University.

DAVID L. HAUSER, 59

Mr. Hauser has served as a director since 2007. Since August 24, 2010, he has served as a consultant to FairPoint Communications, Inc., a communications services company. From July 1, 2009 to August 24, 2010, Mr. Hauser served as Chairman of the Board and Chief Executive Officer of FairPoint Communications, Inc. Prior to joining FairPoint Communications, Inc., Mr. Hauser had a 35-year career with Duke Energy Corporation, one of the largest electric power companies in the United States. Mr. Hauser served as Group Executive and Chief Financial Officer of Duke Energy Corporation from April 2006 until June 30, 2009, and as Chief Financial Officer and Group Vice President from February 2004 to April 2006. He was acting Chief Financial Officer from November 2003 to February 2004 and Senior Vice President and Treasurer from June 1998 to November 2003. During his first 20 years with Duke Energy Corporation, Mr. Hauser served in various accounting positions, including controller. Mr. Hauser is a member of the board of trustees of Furman University and a member of the board of trustees of the University of North Carolina at Charlotte. During the past five years, Mr. Hauser also served as a director of FairPoint Communications, Inc. Mr. Hauser is also a member of the North Carolina Association of Certified Public Accountants. Mr. Hauser received a B.A. from Furman University and an M.B.A. from the University of North Carolina at Charlotte.

WILBUR J. PREZZANO, JR., 70

Mr. Prezzano has served as a director since 2006. He retired as Vice Chairman of Eastman Kodak Company, a manufacturer of photographic equipment and supplies, in January 1997, having served in various management roles at Eastman Kodak prior to that time. He serves as the lead director of Snyder’s-Lance, Inc. Mr. Prezzano is also a director of Roper Industries, Inc., The Toronto-Dominion Bank, and TD AMERITRADE Holding Corporation. Mr. Prezzano serves on the board of trustees of Charleston Day School and recently completed service as Chairman of the Board of the Medical University of South Carolina Foundation. Mr. Prezzano received a B.S. in economics and an M.B.A. from the Wharton School of the University of Pennsylvania.

Agreements to Nominate

Mr. Macadam’s employment agreement provides that during the term of his employment he will be included in the slate of nominees nominated by the board of directors for election as a member of the board.

LEGAL PROCEEDINGS

On July 1, 2009, Mr. Hauser joined FairPoint Communications, Inc. as its Chairman of the Board and Chief Executive Officer after having spent over five years as Chief Financial Officer of Duke Energy Corporation. On October 26, 2009, FairPoint Communications and all of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. In evaluating this event with respect to the nomination of Mr. Hauser for reelection to the board of directors, the Nominating and Corporate Governance Committee considered the well-publicized challenges facing FairPoint Communications at the time Mr. Hauser accepted his position as Chairman of the Board and Chief Executive Officer, his awareness of those challenges and his commitment to FairPoint Communications in the face of those challenges. The Nominating and Corporate Governance Committee and the full board support the nomination of Mr. Hauser for re-election to the board in 2011.

In February 2003, the SEC and our director Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was President and either Chief Operating Officer or Chief Executive Officer of W.R. Grace & Co. and a member of its board of directors, W.R. Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment. The SEC found that this violated the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls, and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that during the period in question, Mr. Bolduc did not sell any of the substantial number of W.R. Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines on Mr. Bolduc, nor did it prohibit Mr. Bolduc from continuing to serve in any capacity on public company boards of directors. Our shareholders have re-elected Mr. Bolduc to the board each year since 2003, and the Nominating and Corporate Governance Committee and the full board support the nomination of Mr. Bolduc for re-election to the board in 2011.

BOARD MATTERS

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed of our business through discussions with the Chairman and the officers, by reviewing materials provided to them, and by participating in meetings of the board and its committees. In addition, at least once per quarter, the non-management directors meet in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors.

Board Leadership Structure

Since the inception of our company, we have maintained separate the positions of Chairman of the Board of Directors, which is a non-executive position filled by an independent director, and Chief Executive Officer, who is the principal executive officer of our company. We believe that this structure continues to be appropriate for our company given the individuals serving in those positions, particularly the experience of our current Chairman as a former public-company chief executive officer in a similar diversified industrial company, his long familiarity with our business, including his service as a director of Goodrich Corporation prior to our spin-out from Goodrich in 2002, and his ability to serve as a sounding board for our Chief Executive Officer who joined our company in 2008. It is anticipated that upon the retirement of William R. Holland as our Chairman of the Board at the 2011 annual meeting, the board of directors will elect Mr. Harnett to serve as Chairman of the Board of Directors. Like Mr. Holland, Mr. Harnett is a former Chief Executive Officer of a publicly held diversified industrial manufacturer supplying a wide variety of industries and has served on our board of directors since 2002.

Committee Structure

Our board of directors has four committees: an Executive Committee, an Audit and Risk Management Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee. In order to maximize board efficiency, our eight independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates in accordance with a written charter that the board has approved. You may obtain copies of these charters on our website at www.enproindustries.com by clicking on “Investor” and then “Corporate Governance” and looking under “Committee Charters.” Copies of the charters are also available in print to any shareholder who requests them.

Executive Committee.  The current members of the Executive Committee are Mr. Holland (Chairman), Mr. Browning, Mr. Harnett and Mr. Macadam. The Executive Committee did not meet in 2010. The primary function of this committee is to exercise the powers of the board as and when directed by the board or when the board is not in session, except those powers which, under North Carolina corporate law, may not be delegated to a committee of directors.

Audit and Risk Management Committee.  The Audit and Risk Management Committee, or Audit Committee, met four times in 2010. It assists the board in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, management of significant risk areas (including insurance, pension, asbestos, environmental and litigation) and the qualifications, independence and performance of our internal auditors and independent registered public accounting firm. This committee has the sole authority to appoint or replace our independent registered public accounting firm and to approve all related fees. Mr. Harnett is the current committee chairman.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee, or Compensation Committee, met four times in 2010. Mr. Browning is the current committee chairman. The primary function of the Compensation Committee is to assist the board and management in exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for executives. The Compensation Committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our CEO, and oversees succession planning programs. The committee has delegated responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve benefit plan amendments (other than amendments resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the Compensation Committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once per year.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met four times in 2010. The primary function of this committee is to assist the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed below under “Corporate Governance Policies and Practices.” Mr. Holland currently chairs this committee.

Risk Oversight

As discussed above, the Audit and Risk Management Committee assists the board in monitoring compliance with legal and regulatory requirements and the management of significant risk areas (including insurance, pension, asbestos, environmental, litigation and all incentive compensation plans, including for non-executive personnel). The company’s internal audit group periodically performs an enterprise risk analysis of the company and reports the results of its analysis to the Audit and Risk Management Committee. The head of the internal audit group reports directly to the Audit and Risk Management Committee and customarily attends meetings of that committee. In addition, the company’s General Counsel customarily attends meetings of the Audit and Risk Management Committee. All of our independent directors currently serve on the Audit and Risk Management Committee.

Meetings and Attendance

The board met seven times in 2010. All directors attended at least 75% of the total number of meetings of the full board and of the board committees on which they serve. It is our policy to encourage all directors to attend the annual meeting of shareholders, and all of our directors attended our 2010 annual meeting.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the New York Stock Exchange (NYSE) and the SEC. Among other things, these guidelines specify that:

•	normally only the CEO should be an employee director;

•	a substantial majority of the members of the board should be independent directors;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should evaluate its performance and contributions, and those of its committees, on an annual basis.

Our Corporate Governance Guidelines require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender a resignation to the board Chairman.

We also have a Code of Business Conduct. The Code covers, among other things, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior. It applies to our directors and all of our employees, including our principal executive, financial and accounting officers. Pursuant to the Code, all conflict of interest transactions, including related party transactions we would be required to disclose in our proxy statement, must be presented to a member of our internal Corporate Compliance Committee or an attorney in our legal department, who are authorized by the Code to present such transactions to our Chief Executive Officer and the Audit and Risk Management Committee. The Code does not otherwise establish specific procedures and policies for the approval or ratification of conflict of interest transactions, and we would develop such procedures on a case-by-case basis as the need arises. Each year, we ask all members of the board and all officers to certify their compliance with the Code. Each member of the board certified compliance without exception in the first quarter of 2011; each officer certified compliance without exception in the fourth quarter of 2010.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.enproindustries.com. From our home page, click on the “Investor” tab and then on “Corporate Governance.”

Director Independence

As described in our Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors. At its February 2011 meeting, the board of directors made a determination as to the independence of each of its members in 2011. In making these determinations, the board used the definition of an “independent director” in the NYSE listing standards and the categorical standards set forth in our Corporate Governance Guidelines. Under these guidelines, a director will be independent only if the board affirmatively determines that the director has no material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director will not fail to be deemed independent solely as a result of a relationship we have with an organization with which the director is affiliated as a director, partner, shareholder or officer, so long as:

(1) the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with non-affiliated persons; and

(2) in the event of a relationship involving extensions of credit to us, the extensions of credit have complied with all applicable laws and no event of default has occurred.

In addition, under the guidelines, the board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•	the director or an immediate family member has received more than $120,000 during any 12-month period within the last three years in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director or an immediate family member is a current partner of our auditor; the director is a current employee of our auditor; the director has an immediate family member who is a current employee of our auditor and who personally works on our audit; or the director or an immediate family member was within the last three years a partner or employee of our auditor and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been in the past three years, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that employs the director;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that we do business with, and that company’s sales to or purchases from us in any of the last three fiscal years exceeded the greater of $1,000,000 or 2% of the other company’s consolidated annual revenues; or

•	the director or the director’s spouse serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to such organization exceeded the greater of $1,000,000 or 2% of the other organization’s annual revenues.

To assist in the board’s independence determinations, each director completed a questionnaire that included questions to identify any relationships with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that Mr. Bolduc, Mr. Browning, Ms. Creel, Mr. DeFosset, Mr. Harnett, Mr. Hauser, Mr. Holland and Mr. Prezzano are independent because none has a material relationship with the company other than as a director. As our Chief Executive Officer and President, Mr. Macadam is automatically disqualified from being an independent director.

“Audit Committee Financial Expert”

The board of directors has determined that Mr. Hauser is an “audit committee financial expert” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2011 meeting, the board determined that Mr. Hauser, through his education and experience as a certified public accountant and his prior experience as the Chief Financial Officer of Duke Energy Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director Candidate Qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, matters of diversity (including diversity in professional experience and industry background), and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements set forth in our Corporate Governance Guidelines. Those requirements include the following:

•	candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy;

•	candidates should possess expertise that is useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership;

•	candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making;

•	candidates should be willing to devote the required amount of time to the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years to allow for the development of sound knowledge of our business and principal operations;

•	candidates should be without any significant conflict of interest; and

•	candidates must be between 18 and 72 years old.

The Nominating and Corporate Governance Committee will consider recommending for nomination director candidates recommended by shareholders. Shareholders who wish to suggest that the board nominate a particular candidate should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 in accordance with the timeline and procedures set forth in our bylaws for shareholders to nominate directors themselves. See “Shareholder Proposals” for a description of the requirements to be followed in submitting a candidate and the content of the required statements.

Nomination Process

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Nominating and Corporate Governance Committee may also engage the services of a third party to identify and evaluate candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee (or the committee Chairman) interviews that candidate if the committee believes the candidate might be a suitable director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee concludes that a candidate would be a valuable addition to the board and that the candidate meets all of the requirements for board membership, it will recommend to the full board that the candidate be nominated for election (or appointed, if the purpose of the committee’s search was to fill a vacancy).

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review on behalf of the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

Our directors share certain characteristics and attributes that we believe are critical to effective board membership, including sound and mature business judgment essential to intelligent decision-making, experience at the policy-making level at a business, integrity and honesty, and the ability to collaborate in an effective manner at a board level. These characteristics and attributes and the specific employment and leadership experiences and other qualifications listed for each of our directors in his or her biography found above under the caption “Nominees for Election” led to the conclusion that these individuals should be nominated for re-election.

Communications with the Board

Shareholders and other interested parties can send communications to the board anonymously and confidentially by means of the EnTegrity Assistance Line. You can find instructions for using the EnTegrity Assistance

Line on our website at www.enproindustries.com. An independent third party staffs the line. We have instructed this third party that any report addressed to the board of directors be forwarded to the Chairman of the Audit and Risk Management Committee, a non-management director. Reports not addressed to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit and Risk Management Committee and is a member of our internal Corporate Compliance Committee. The Director of Internal Audit periodically updates the Audit and Risk Management Committee regarding the investigation and resolution of all reports of alleged misconduct (financial or otherwise).

Shareholders and other interested parties also may send written correspondence to the board care of our Secretary, addressed to 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. The board has established procedures for the handling of communications from shareholders and other interested parties and directed our Secretary to act as the board’s agent in processing these communications. All communications regarding matters that are within the scope of the board’s responsibilities are forwarded to the board Chairman, a non-management director. Communications regarding matters that are the responsibility of one of the board’s committees are also forwarded to the chairman of that committee. Communications that relate to ordinary business matters, such as customer complaints, are sent to the appropriate business. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but the Secretary will make them available to any director who wishes to review them.

In addition, security holders and other interested parties who attend our annual shareholders’ meeting will have an opportunity to communicate directly with the board.

Director Compensation

Directors who are also employees receive no compensation for serving on our board. Our non-employee directors receive the following compensation:

•	an annual cash retainer of $75,000, paid in quarterly installments;

•	an annual fee of $6,000, paid in cash quarterly, for the chairmen of our Compensation and Human Resources Committee and Nominating and Corporate Governance Committee;

•	an annual fee of $8,000, paid in cash quarterly, for the chairman of our Audit and Risk Management Committee;

•	an additional annual fee of $180,000, paid in cash installments monthly, for our Chairman;

•	a grant of phantom shares upon a director’s initial election or appointment to the board in an amount determined by the Nominating and Corporate Governance Committee; and

•	an annual grant of phantom shares equal in value to $75,000.

Phantom shares are generally granted to non-employee directors at the first board meeting each year. Phantom shares are fully vested when awarded and are paid in shares of common stock when a director retires from the board.

The board adopted stock ownership requirements pursuant to which a director has until July 2013, five years after the date on which the requirements were adopted, or five years after the individual becomes a director, whichever is later, to accumulate ownership of shares having a value of at least $350,000. Phantom shares count toward the threshold established under our stock ownership requirements. We examine compliance with this policy at our board of directors meeting held in February of each year. As of February 9, 2011, the date of our February 2011 Compensation and Human Resources Committee meeting, all directors who have served on the board for at least five years complied with the requirements.

Non-employee directors may participate in our Deferred Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may defer receipt of all or part of the cash portion of their annual retainer fee. Participants choose between two investment alternatives, a cash account and a stock account. Deferred fees in a director’s cash account are credited with an investment return based on the director’s selection from the same menu of investment options available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Deferred fees in a director’s stock account are credited with stock units that each have a value on a given date equal to the fair market value of one share of our common stock on that date. All amounts deferred are payable when a director retires from the board. The following non-employee directors have deferred compensation under the plan as of December 31, 2010: Mr. Bolduc, 1,520 stock units; Mr. Browning, 7,599 stock units; Mr. Harnett, $152,906 and 6,483 stock units, Mr. Hauser, $178,190 and 2,176 stock units, and Mr. Prezzano, 12,849 stock units.

The following table presents the compensation we paid to our non-employee directors for their service in 2010.

2010 Non-Employee Director Compensation

	Fees Earned
	or Paid
	in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
(a)	(b)	(c)	(h)

J.P. Bolduc	75,000	75,000	150,000
Peter C. Browning	81,000	75,000	156,000
Diane C. Creel	75,000	75,000	150,000
Don DeFosset	75,000	75,000	150,000
Gordon D. Harnett	83,000	75,000	158,000
David L. Hauser	75,000	75,000	150,000
William R. Holland	261,000	75,000	336,000
Wilbur J. Prezzano, Jr.	75,000	75,000	150,000

(1)	Messrs. Hauser and Prezzano deferred, respectively, $37,500 and $75,000 of the fees earned in 2010 pursuant to our Deferred Compensation Plan for Non-Employee Directors. Mr. Prezzano elected to defer $75,000 into a stock account and as a result an aggregate of 2,361 stock units were credited to him under our Deferred Compensation Plan for Non-Employee Directors. The aggregate grant date fair value of such stock units based on the average of the high and low sales prices of our common stock on the applicable date of deferral was $75,000.

(2)	On February 9, 2010, each non-employee member of the board received a grant of 3,112 phantom shares to be settled in shares of common stock. The stated value is based on the average of the high and low sales prices of our common stock on the preceding date, which was $24.10 per share. As of December 31, 2010, the non-employee directors held the following numbers of phantom shares, including phantom shares to be settled in cash:

Number of
Director	Phantom Shares

J.P. Bolduc	23,084
Peter C. Browning	23,084
Diane C. Creel	3,112
Don DeFosset	7,509
Gordon D. Harnett	23,084
David L. Hauser	10,077
William R. Holland	23,084
Wilbur J. Prezzano, Jr.	11,048

AUDIT COMMITTEE REPORT

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls. Management is responsible for preparing our financial statements and for establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent integrated audit of those financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (PricewaterhouseCoopers), our independent registered public accounting firm for 2010, regarding our audited 2010 consolidated financial statements and our internal control over financial reporting. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2010. The Audit Committee has reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PricewaterhouseCoopers.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers relating to the independence of that firm that are required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers that firm’s independence from us.

The Audit Committee has further discussed with our internal auditors and PricewaterhouseCoopers the overall scope and plans for their respective 2010 audits. The Audit Committee met with the internal auditors and PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance upon the Audit Committee’s discussions with management and PricewaterhouseCoopers and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC.

Audit and Risk Management Committee

J.P. Bolduc
Peter C. Browning
Diane C. Creel
Don DeFosset
Gordon D. Harnett
David L. Hauser
William R. Holland
Wilbur J. Prezzano, Jr.

February 8, 2011

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee is responsible for developing and overseeing the implementation of our compensation philosophy and strategy. The committee assists the board of directors by exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2010.

Compensation and Human Resources Committee

J.P. Bolduc
Peter C. Browning
Diane C. Creel
Don DeFosset
Gordon D. Harnett
David L. Hauser
William R. Holland
Wilbur J. Prezzano, Jr.

February 10, 2011

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation program is designed to tie pay to both annual and long-term performance. We have generally accomplished this by making annual and three-year incentive awards, with the amount to be paid under these awards based on our achievement of absolute performance goals established at the time these awards are made. Under these awards, poor performance leads to little or no actual payment while superior performance leads to significant payments relative to salary levels.

In addition to incentivizing superior performance, another primary objective of our executive compensation program is to retain our executive officers. We also desire to be in a position to replace them with other high-caliber individuals should that need arise. A competitive pay package is vitally important to meet these objectives. Accordingly, it has been our practice to establish salaries and benefits, including post-employment benefits, at competitive levels.

For both our annual and long-term incentive plan award opportunities, we set threshold, target and maximum levels. Performance below the threshold level results in no payout, performance at the threshold level results in a payout at one half of the amount at the target level and performance at the maximum level or above results in a payout of twice the amount set for the target level. We extrapolate to determine the payout for performance between these levels. Pursuant to our plans, performance levels are adjusted to account for dispositions, acquisitions and other corporate restructuring transactions.

To set the threshold, target and maximum performance levels for each of the measures of our annual and long-term performance awards, we use our annual budget and long-term strategic plans. We develop our budget and strategic plans to reflect our plans for continuous improvement, along with an analysis of the current and anticipated economic environment in the markets in which we compete. Target performance levels are intended to be reasonable and attainable goals which “stretch” management to deliver improved results.

For 2010:

•	the price of our common stock increased by 57%;

•	our segment profit increased by 67%, even after the deconsolidation of certain subsidiaries effective on June 5, 2010 as described below;

•	as a result of this performance, we substantially exceeded each of the performance goals under our annual plan, resulting in payouts at the maximum levels; and

•	payouts under the long-term plan award opportunities for the 2008-2010 performance cycle were negatively impacted by our 2008 and 2009 earnings performance, which was below the threshold (based on targets set in 2008 that did not anticipate the severity of the intervening economic recession); these payouts were at 40% of the target award level solely as a result of substantial positive performance against the plan target for net cash outflow for asbestos for the period.

On June 5, 2010, Garlock Sealing Technologies LLC, an indirect subsidiary of the Company, and two other subsidiaries (together, “GST”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a claims resolution process. The goal of the process is an efficient and permanent resolution of all pending and anticipated future asbestos personal injury claims through court approval of a plan of reorganization. The commencement of the process resulted in a current stay of prosecution of all asbestos claims against GST and the rest of our company while the proceedings are pending and a $54.1 million gain recorded in connection with the deconsolidation of GST for financial reporting purposes. Neither the stay nor the gain affected the payout level achieved under the annual plan because the performance targets and the calculations included adjustments to exclude the impact of all asbestos-related items. Similarly, neither the stay nor the gain affected payout levels on two of the three long-term plan measures because the associated targets and calculations also exclude all asbestos-related items. The process did affect the payout level achieved on the third long-term measure, net cash outflows for asbestos, as the stay resulted in a significant reduction in net outflows for the portion of the performance period beginning on June 5, 2010 and continuing through year end.

We believe that our compensation program, with its balance of short-term and long-term incentives and of cash and equity compensation, along with share ownership requirements, reward sustained performance that is aligned with long-term shareholder interests. We have concluded that the compensation paid or awarded to each executive for 2010 was reasonable and appropriate. In 2010:

•	our executive officers were rewarded for outstanding 2010 performance;

•	our executive officers saw significant declines in long-term performance plan payouts due to performance below the level expected in 2008 when targets were established; and

•	we awarded future compensation opportunities that are substantially dependent on future performance.

Compensation Practices

All of our non-management directors sit on our Compensation and Human Resources Committee, which we refer to as the “committee” in this section. The committee’s primary function, as delegated to it by our board, involves oversight concerning the appropriateness and cost of our compensation programs, particularly the program for executive officers. The committee also approves all change in control agreements, the officers’ participation in all benefit and retirement plans and all material changes to these plans. The following discusses our general practices with respect to evaluating and awarding executive compensation.

The Role of the Executive Officers

In reviewing the compensation of the CEO and the other executive officers, the committee is advised by its independent executive compensation consultant and our human resources staff. It is the committee’s practice to request and consider proposals by the CEO as to the appropriate levels of salary and incentive award opportunities for all executive officers other than the CEO. The committee establishes the CEO’s compensation independently of that of the other executive officers, so that an increase in the compensation of those officers, as proposed by the CEO, does not form the basis for a corresponding increase in the CEO’s compensation.

To set performance measures and levels for our annual and long-term incentive plans, our executive officers review the budgets for each of our operating units, key economic indicators affecting our businesses, historical performance, recent trends, and our strategic plans. Our executive team proposes performance measures that it believes to be most important and meaningful to the achievement of our strategic goals. The executive team also proposes what it believes to be the appropriate weighting to give to each factor in the calculation of the overall incentive awards, and threshold, target and maximum payout levels appropriate for each of the performance measures we choose.

The committee, with the advice of its independent executive compensation consultant, reviews the proposed performance measures and weightings each December. At a subsequent meeting in February, the committee reviews and approves threshold, target and maximum payout levels and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award. The committee often directs members of management to work with its independent executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the committee does not delegate any of its decision making authority to executive officers or other members of management.

The Role of the Executive Compensation Consultant

The committee has engaged Pearl Meyer & Partners to serve as its independent executive compensation consultant. At the committee’s request, Pearl Meyer & Partners does not provide any services to our company other than the assistance it provides to the committee.

The executive compensation consultant reports directly to the committee on all work assignments from the committee. In addition, Pearl Meyer & Partners confers with management from time to time at the request of the committee chairman.

Pearl Meyer & Partners’ work for the committee for 2010 included:

•	analyzing the competitiveness of our executive compensation programs in 2010;

•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure, including potential performance measures for our annual incentive plans and long-term incentive plan;

•	reviewing the relationship between executive compensation and company performance;

•	reviewing the competitiveness of director compensation; and

•	assisting in the preparation of our proxy statement.

Compensation Program Design

Our executive compensation program reflects our corporate policies for executive compensation and stock ownership, which are described below. In designing a compensation program to achieve the objectives of those policies, the committee considered executive compensation and market competitiveness studies described below, internal pay fairness, and comprehensive compensation histories for each of the executive officers which include each element of compensation and benefits (salary, incentive awards, equity grants, retirement benefits, and possible severance or change in control payments). In addition, the committee considered the impact of tax and accounting rules, whether the structure of compensation programs would incentivize excessive risk taking and the continued uncertainty regarding the pace of an economic recovery in markets relevant to the company.

Policies Regarding Executive Compensation

In general, the committee sets targeted in-service compensation for our executive officers at or near the market median. However, target compensation for an executive officer may vary from the market median based on performance, experience and tenure. As a result, we have made exceptions to our policy of targeting in-service compensation at or near the market median, including in connection with our recruitment of Mr. Macadam. Based in part on the input of the committee’s executive compensation consultant, we determined that we needed to offer significant financial incentives for Mr. Macadam to leave his former employer and join our company. As a result, Mr. Macadam’s target total compensation is nearer the 75th percentile of the peer group market data.

The committee also has a policy of making variable compensation a significant component of each executive officer’s total compensation. In addition, the more responsibility an executive has, the higher is his variable compensation as a percentage of his total compensation. The term “variable compensation” refers to amounts that vary in amount depending on performance — poor performance leads to little or no awards while superior performance leads to superior payouts. In designing our variable compensation programs and in establishing performance targets, the committee seeks to incentivize continuous improvement in measures important to both our annual and long-term business plans.

The committee has policies aimed at more closely aligning management’s interests with those of our shareholders. The committee systematically includes some form of equity grant, or potential equity grant, as part of our executive compensation program. If our officers own shares of our common stock with values that are significant to them, we believe they will be more likely to act to maximize longer-term shareholder value instead of short-term gain.

Stock Ownership Requirements

Our stock ownership requirements mandate that each executive officer hold shares of our common stock with a market value at least equal to a specified multiple of base salary. The multiple of salary rises with the officer’s level of responsibility. The minimum ownership level for our CEO is three times base salary, and the minimum levels for the other executive officers range from 0.75 times to 1.5 times salary. Consistent with this policy, the committee has believed it appropriate to provide officers with an opportunity to earn shares as part of the long-term incentive award. An executive officer has five years after becoming an executive officer to achieve the minimum required stock ownership level. Thereafter, if the executive officers fails to maintain the required level of ownership, the executive officer is required to retain 50% of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock and restricted stock units are counted toward the minimum ownership level only after the restrictions lapse. We examine compliance with this policy at our board of directors meeting held in February of each year. As of February 10, 2011, the date of our February 2011 committee meeting, all of our named executive officers who have been executive officers for at least five years held at least the minimum number of shares.

Clawback Policy

The committee has adopted a clawback policy that allows for the recovery of performance-based compensation in the event an executive officer engages in fraud or willful misconduct that caused, directly or indirectly, the need for a material restatement of our financial results. This would include annual cash incentive awards under our annual incentive performance plan and cash or equity-based incentive awards under our long-term incentive performance plan. If, in the committee’s view, the performance-based compensation would have been lower if it had been based on the restated results, the committee will, to the extent permitted by law, seek recovery from that executive officer of performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Market Competitiveness Analyses

Historically, the committee has asked its independent executive compensation consultant to update an annual study comparing our incumbent named executive officers’ salaries, target annual incentive plan awards and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. In light of the global economic recession, the executive officer salary freeze that applied in 2009 and cost-containment initiatives otherwise implemented throughout the company in 2009, the committee did not ask our executive compensation consultant to update its study, which had last been updated in connection with setting compensation levels for 2008 (an updated study was conducted in 2010, in connection with setting 2011 compensation target levels). That study used 2007 data from a broad survey group and for a peer group consisting of the following manufacturing companies ranging in revenues from approximately half to approximately two and one-half times our annual revenues, with nine of the 15 companies having fiscal 2007 revenues greater than the company’s 2007 revenues:

• Actuant Corporation	• Barnes Group, Inc.	• Circor International, Inc.
• Clarcor, Inc.	• Crane Co.	• Donaldson Company, Inc.
• Gardner Denver, Inc.	• Graco Inc.	• IDEX Corporation
• Kaydon Corporation	• Nordson Corporation	• Regal Beloit Corporation
• Robbins & Myers, Inc.	• Roper Industries, Inc.	• Woodward Governor Company

We believe that for executive compensation purposes, the relative size and complexity of a company, not the specific category of products manufactured, is more important for compensation comparisons. We believe this peer group and the broader survey group are relevant for this purpose since we believe these types of companies are pertinent competitors for management personnel.

The committee’s executive compensation consultant advised the committee regarding the specific compensation elements we awarded to each of our named executive officers for 2010 as compared to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group. Based on that analysis and the comparisons to the relevant medians of the peer group and survey group, Pearl Meyer & Partners advised the committee with respect to the named executive officers regarding adjustments to base salary, annual incentive award and long-term incentive award. While the committee uses peer and survey compensation data in setting in-service compensation for our executive officers, with respect to Mr. Macadam, it uses that data to evaluate the reasonableness of the compensation that we have agreed to provide Mr. Macadam under the terms of his employment agreement.

Evaluation of Incentives for Excessive Risk

In establishing the structure and levels of executive compensation, the committee has been mindful of the potential incentives for risk taking by management to achieve incentives. The committee has sought to balance fixed and variable compensation, short-term and long-term compensation, the performance metrics used in determining incentive compensation and the level of in-service and post-retirement benefits to mitigate against unnecessary or excessive risk taking. The committee has specifically evaluated whether the company’s compensation structure and practices establish incentives for unnecessary or excessive risk taking by management. The committee concluded that the company’s compensation structure and practices do not establish incentives for unnecessary or excessive risk taking by management.

Compensation Analysis

The following section discusses and analyzes each element of our executive compensation program, including LTIP awards made in prior years and paid out in 2010, and LTIP awards made in 2010 for which scheduled payouts would not occur until 2013.

Annual Performance Incentive Plan Awards

The committee provides executive officers with an incentive opportunity each year so that they will have a personal financial incentive to help us reach annual business goals. Annual performance incentive plan awards for Mr. Macadam, Mr. Dries and Mr. Magee are made under our senior executive annual performance plan, which our shareholders approved in 2007. Annual performance incentive plan awards for Mr. Childress and Mr. McKinney are made under a similar plan for other members of management. We refer to these plans as the annual performance plans or annual plans.

For 2010, the performance measures and weightings for the annual performance plan awards were as follows:

Adjusted net income	30%
Free cash flow before asbestos and taxes	40%
Adjusted return on investment	30%

The committee selected these performance measures, set the performance goals and awarded the corresponding incentive opportunities after taking into account management’s recommendation. We analyze the selection of those components below:

•	Adjusted Net Income

Adjusted net income is and has been important because net income figures demonstrate the quality of our earnings as well as our profitability. The committee adjusts this measure to eliminate the impact of asbestos expense and other items because it believes that those adjustments result in a more accurate measure of the operating performance of our businesses.

•	Free Cash Flow Before Asbestos and Taxes

Free cash flow before asbestos historically has been important for the company, and remains important, as an indicator that we can cover our asbestos and other liabilities, reinvest appropriately in our businesses, and still produce significant additional free cash flow. This metric is adjusted to eliminate the impact of taxes, because the committee concluded that tax rates are largely beyond the control of management, and other unusual items (but not including restructuring charges). The committee selected this metric because it believes it is a more direct measure of operating performance.

•	Adjusted Return on Investment

The committee selected adjusted return on investment as a goal because we believe it is comprehensive measure of the performance of our assets relative to our investment. The adjusted return on investment selected by the committee measures our ability to generate earnings in relation to the investment required to generate those earnings.

The 2010 goals that corresponded to the threshold, target and maximum payout levels, and our actual 2010 performance and payout percentages with respect to each goal, are set out in the following table:

	Performance Levels			Actual Performance
	Threshold	Target	Maximum	Amount	Payout %(2)
	(dollars in millions)

Adjusted net income(1)	$25.9	$32.4	$38.9	$64.0	200%
Free cash flow before asbestos and taxes(1)	$62.6	$69.5	$76.4	$114.1	200%
Adjusted return on investment(1)	13.3%	16.2%	19.1%	22.6%	200%

(1)	Adjusted net income, free cash flow before asbestos and taxes, and adjusted return on investment are not financial measures under GAAP. Adjusted net income is calculated by adding the after-tax impact of asbestos-related expenses and any non-operating gains and losses to net income as determined under GAAP. Free cash flow before asbestos and taxes is equal to net cash provided by operating activities minus capital expenditures with the impact of asbestos-related expenses and taxes added back. Adjusted return on investment is earnings adjusted for interest, taxes, depreciation and amortization, and asbestos expenses, divided by the sum of average working capital plus average property, plant and equipment. The adjustments made to exclude the impact of asbestos in each of these measures included an adjustment to eliminate the impact of the $54.1 million gain upon the deconsolidation of GST in connection with the commencement of GST’s bankruptcy proceedings to resolve asbestos claims.

(2)	The payout percentages do not reflect the weighting for each performance measure, and accordingly the total payout percentage is the weighted average of the percentages shown.

The plan payout at threshold, target and maximum performance levels, as percentages of base salary, for the named executive officers were as follows:

	Threshold Payout as	Target Payout, as	Maximum Payout, as
	Percentage of Salary	Percentage of Salary	Percentage of Salary

Macadam	50	100	200
Dries	35	70	140
Magee	32.5	65	130
Childress	25	50	100
McKinney	25	50	100

Performance between any of the established levels yields a proportional payout.

The committee set the target award levels for our named executive officers, other than Mr. Macadam, based on the Pearl Meyer & Partners market studies and management recommendations. The committee based the threshold and maximum award levels on information from Pearl Meyer & Partners about prevailing market practices in setting the range of annual performance plan opportunity around an established target. In adjusting target award levels in 2010, the committee increased the award levels for Messrs. Dries and Magee from their respective 2009 levels in part in recognition of their agreement in December 2009 to defer the annual lump-sum payments and to terminate our obligation to make tax gross-up payments under their supplemental retirement and death benefits agreements. Mr. Macadam’s employment agreement provides that the target award level for his annual incentive awards be set at 100% of his salary.

We used our annual budget and strategic plans to set incentive target levels for our annual incentive compensation, taking into account anticipated sales and income growth above 2009 levels. Our 2010 operating performance reflected strong organic sales growth in all of our operations and increased profitability as we benefited both from cost improvements as a result of our cost-containment initiatives and increased volumes due in part to the economic recovery in our markets. The committee determined that the weighted performance levels resulted in an annual incentive plan payout at 200% of target levels, since performance of each measure exceeded the maximum level as indicated in the table above. Accordingly, the actual annual performance plan payout to each of the named executive officers was significantly greater than the market median set forth in those studies. The dollar amount of these payouts under the annual performance plans to each of the named executive officers is included in column (g) (see footnote 3) of the summary compensation table.

Long-Term Incentive Compensation

Awards Paid Out in 2010.  Each year the committee has granted long-term incentive performance awards, in overlapping three-year cycles, to our executive officers to provide them with personal financial motivation to help us reach our longer-term goals. In addition to providing the officers with a long-term stake in our success, we believe these awards serve as a significant retention tool to dissuade them from leaving the company.

The committee makes these awards under our long-term incentive plan, or LTIP, which our shareholders most recently approved in 2007. In general, our long-term variable compensation awards have been a combination of LTIP awards payable in cash and performance shares with the number of shares deliverable at the end of the three-year cycle being based on our performance against selected financial goals.

In 2008, we granted long-term incentive awards for the 2008-2010 LTIP cycle under our LTIP to the named executive officers then employed by us. The committee established the performance goals and corresponding potential award levels at that time. Half of the target LTIP award to these executives consisted of performance shares and the other half was payable in cash. The performance measures and weightings for the LTIP awards were as follows:

EBITDA before asbestos	40%
Adjusted earnings per share	40%
Net cash outflow for asbestos	20%

Mr. Macadam, who joined our company on April 14, 2008, was not eligible to receive an LTIP award under our plan for the 2008-2010 LTIP cycle. In his employment agreement, we agreed that Mr. Macadam would be eligible to receive a two-year cycle award for 2009-2010 to be made after January 1, 2009. In February 2009, we made this two-year-cycle cash LTIP award to him with the same performance goals that we used in 2008 in awarding 2008-2010 three-year awards to the our other executive officers. The performance goals for the two-year cycle award to Mr. Macadam were the same performance measures and weightings that we used in 2008 in awarding 2008-2010 three-year awards to our other executive officers, reduced by 2008 actual performance. Because actual 2008 performance against the performance goals was significantly below the amount that had been expected when the 2008-2010 three-year goals were set, at the time of the award the committee did not anticipate that the performance goals for the two-year cycle award to Mr. Macadam would be achievable at any meaningful level. The committee set the performance goals at these levels because it believed that this was consistent with the parties’ intent when Mr. Macadam entered into his employment agreement and, importantly, placed Mr. Macadam in the same position with respect to the level of pay out for this award as the other executive officers with respect to their three-year LTIP awards also maturing in 2010.

Once the company’s performance results are determined at the end of the award cycle, the committee cannot use discretion to increase the size of any LTIP award. However, it can use negative discretion to reduce the award that would otherwise be payable to any of the executive officers.

The 2008-2010 cycle performance goals that corresponded to the threshold, target and maximum payout levels were set assuming continuous improvement from prior levels and are set out in the following table, along with our actual performance during the 2008-2010 cycle and the resulting payout level as a percentage of target with respect to each performance goal:

	Performance Levels			Actual Performance
	Threshold	Target	Maximum	Amount	Payout %(2)
	(dollars in millions, except per share amounts)

EBITDA before asbestos(1)	$560	$604	$638	$441	0%
Adjusted earnings per share(1)	$11.83	$12.64	$13.22	$8.84	0%
Net cash outflow for asbestos(1)	$118	$105	$94	$61	200%

(1)	EBITDA before asbestos and adjusted earnings per share are not financial measures under GAAP. EBITDA before asbestos is earnings before interest, taxes, depreciation, amortization and asbestos expenses. Adjusted earnings per share is earnings per share adjusted to exclude the after-tax impact of asbestos related expenses and other selected items. The threshold, target and maximum performance goals for the 2009-2010 two-year performance cycle LTIP award to Mr. Macadam were the amounts shown in the table, adjusted to reflect the company’s actual 2008 performance. Accordingly, the payout percentage for this LTIP award to Mr. Macadam was the same as the payout percentage for the LTIP awards of the other named executive officers.

(2)	The payout percentages do not reflect the weighting for each performance measure, and accordingly the total payout percentage for each award is the weighted average of the percentages shown.

Our operating performance during the 2008-2010 performance period was significantly adversely affected by the global economic recession that had not been anticipated when the performance goals for this cycle were set. Net cash outflow for asbestos for the period benefitted from the stay against prosecution of asbestos claims as a result of the commencement of Chapter 11 proceedings by GST on June 5, 2010. The committee considered the impact of the Chapter 11 proceedings on net cash outflow for asbestos and determined that the maximum payout with respect to that measure was appropriate under the circumstances.

The committee determined that the weighted performance levels resulted in an LTIP payout at 40% of target levels, the weighted average of the payout percentages indicated in the table above. Accordingly, the actual LTIP payout to each of the named executive officers for whom target levels were set based in part on the Pearl Meyer & Partners market studies, was significantly less than the market median reflected in consultant studies used to set the target amount for these awards in 2008. The dollar amount of the cash portion of these LTIP payouts to each of the named executive officers is included in column (g) (see footnote 3) of the summary compensation table. The equity component of these LTIP payouts to each of the named executive officers is included in the table in “Executive Compensation — Option Exercises and Stock Vested.”

Awards Granted in 2010.  At its February 2010 meeting, the committee authorized the grant of LTIP awards to executive officers for the 2010-2012 performance cycle. At this meeting, the committee determined that half of the target long-term compensation to each executive would be in the form of an LTIP award payable in cash and that the remaining half of target long-term compensation would be an equity award that included both an LTIP award payable in shares and an award of restricted stock units as follows:

•	70% of the equity award to be payable in performance shares, structured similarly to the performance share awards granted for the 2008-2010 performance cycle; and

•	30% of the equity award to be paid in time-vested restricted stock units, which are described in more detail below.

The committee believes that both types of long-term incentive compensation — an LTIP award payable in cash and an LTIP award in the form of performance shares — align officers’ long-term interests with those of our shareholders, and that the specific target mix between the type of the awards is appropriate to increase management’s ownership stake in our company. The committee elected to provide a portion of long-term compensation award in time-vested restricted stock units in view of continued uncertainty regarding the pace of the economic recovery.

The performance factors and weightings for the LTIP awards for the 2010-2012 cycle are as follows:

• EBITDA before asbestos	40%
• Adjusted earnings per share	40%
• Net cash outflow for asbestos	20%

The committee chose these criteria because of their importance to our long-term performance and because it believed our executive officers can significantly affect our performance in these areas over the long-term performance period. Moreover, the committee selected EBITDA before asbestos and adjusted earnings per share because it believed that these were important metrics to our investors in evaluating the company’s performance. Because asbestos liabilities had continued to require significant cash outflows, the committee selected a goal for net cash flow for asbestos, though with a reduced weighting compared to the other metrics. When set, this goal did not anticipate the impact of the Chapter 11 proceeding commenced by GST and the stay against prosecution of asbestos claims during that proceeding.

The following table sets forth for each of the named executive officers the payout amount at target level of performance for the LTIP award payable in cash and the LTIP award made in the form of performance shares, along with the number of restricted stock units awarded in 2010:

	Target Payout		Restricted
	Cash LTIP	Performance Shares	Stock Units

Macadam	$750,000	21,784	9,336
Dries	$262,500	7,624	3,268
Magee	$203,450	5,909	2,533
Childress	$75,000	2,178	934
McKinney	$58,300	1,693	726

Each executive officer’s LTIP award at the threshold level of performance is one-half of his target award, and his maximum award is twice the target amount. Actual performance that falls between the established levels will yield a proportional award. No payment is made if performance falls below threshold levels.

The committee elected to provide a portion of the long-term compensation award in time-vested restricted stock units. The committee believes that such awards further the goals of aligning officers’ long-term interests with those of our shareholders and increasing management’s ownership stake in our company. The restricted stock units vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted share units vest earlier in the event of death, disability or retirement.

The committee set the target compensation levels for the cash LTIP awards, the performance share LTIP awards and restricted share unit awards for each executive officer based on the results of the Pearl Meyer & Partners market studies. The target value of the awards were set at or near the median study results. The committee based the threshold and maximum award levels on information from Pearl Meyer & Partners about prevailing market practices in setting the range of long-term incentive opportunity around an established target.

Base Salary

We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. In 2009, at management’s recommendation, the committee determined to set 2009 base salaries for executive officers at 2008 levels as part of a general initiative to freeze employee wages. In light of positive economic trends, the company lifted this general wage freeze in 2010. Mr. Macadam’s employment agreement provides for a minimum base annual salary of $825,000 and the committee did not adjust his base salary for 2010. With respect to the other named executive officers, the committee sought to adjust base salaries from the levels set in 2008 at or near the then market median. The committee adjusted the base salaries of the named executive officers, other than Mr. Macadam, in a range from 3.5 percent to 6.1 percent. In 2010, the committee increased the base salary levels for Messrs. Dries and Magee in part in recognition of their agreement in December 2009 to defer the annual lump-sum payments and to terminate our obligation to make tax gross-up payments under their supplemental retirement and death benefits agreements. As a result, their base salary levels were between the 75th percentile and the market median reflected in the 2007 Pearl Meyer & Partners peer group and survey data.

Perquisites

Since February 2006, we have provided only minimal perks, which include an umbrella liability policy, to our executive officers.

In connection with his joining the company and moving to Charlotte, and in recognition of bona fide reasons for Mr. Macadam to continue a family residence in Atlanta, we agreed that for a transition period to last until no later than June 1, 2010, we would reimburse him for his expenses in commuting between his residence in Atlanta and our headquarters in Charlotte, including the cost of maintaining an apartment in Charlotte, evening meal costs and transportation costs. In addition, we agreed to make additional payments to indemnify him on a net-after-tax basis for any income tax associated with those reimbursement payments. Although under the terms of his employment agreement, Mr. Macadam would also have been eligible for reimbursement of qualifying expenses under our relocation policy in the event he permanently relocated to Charlotte, in August 2010, we entered into an amendment to his employment agreement pursuant to which he waived any right to receive reimbursement for relocation expenses in connection with a relocation to the Charlotte area in return for a cash payment of $34,400.

Other In-Service Benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe at a company of our size they are a standard part of the compensation package available to salaried employees.

Retirement and Other Post-Termination Compensation

401(k) Plan

We sponsor a 401(k) plan in which our executive officers participate on the same basis as other salaried employees. Under this plan, each participant can defer into his 401(k) plan account a portion of his plan-eligible compensation (generally, base salary and annual incentive compensation), up to the annual limit set by the IRS. Each plan participant directs how his account will be invested. We match each participant’s deferrals under this plan, other than catch-up contributions, on a monthly basis at a rate of 100% up to the first 6% of compensation contributed by the participant. Our matching contributions are fully vested.

Deferred Compensation Plan

We provide a non-qualified, deferred compensation plan for our executive officers to permit them to save for retirement on a tax-deferred basis beyond what the 401(k) plan permits, because of either federal tax code limits or the design of the 401(k) plan. In addition, the plan allows for matching contributions that cannot be made in the 401(k) plan because of federal tax code limits. The committee believes this type of additional deferral and matching opportunity is part of a competitive compensation package for public company executive officers.

This plan is unsecured, and the officers’ plan accounts would be available to satisfy our creditors in the event of our insolvency. This means that the officers have voluntarily placed at risk all funds they have deferred under the plan.

Pension and Defined Benefit Restoration Plans

Our named executive officers, other than Mr. Macadam, like many of our salaried employees, participate in a defined benefit pension plan that will give them a retirement benefit based on their years of service with the company and their final average compensation (base salary plus annual incentive compensation). This pension plan was closed to new participants in 2006. For salaried employees, including Mr. Macadam, who were hired after the pension plan was closed to new participants, we instead make a contribution equal to 2% of salary and annual incentive compensation to the employee’s account in our 401(k) plan, with any amount in excess of permitted 401(k) contributions being made to the deferred compensation plan.

In addition, we provide certain of our named executive officers and others who participate in the defined benefit pension plan with a defined benefit restoration plan to give them the benefits they would have under our pension plan were it not for limitations under the pension plan. The federal tax code places caps on the amount of annual compensation that the pension plan can take into account and on the amount of annual benefits that the pension plan can provide. We were required to include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts that an individual defers under our non-qualified deferred compensation plan. The defined benefit restoration plan permits participants to receive retirement pension benefits that take into account their full salaries and annual incentive compensation.

SERP

Our initial top five executive officers — of whom we continue to employ only Messrs. Dries and Magee — participated in a supplemental executive retirement plan (or, SERP) established in connection with our spin-off from Goodrich Corporation. The SERP pays an additional retirement benefit equal to the combined benefit under our pension plan and restoration plan for the participant’s first 15 years of service. This benefit is based on the retiring executive’s base salary and annual incentive compensation. LTIP payments and gains from equity grants do not factor into the benefit formula. In 2005, we entered into agreements with Messrs. Dries and Magee to pay each officer’s vested benefits accrued under the SERP and the restoration plan in annual lump sum payments beginning in 2007 and continuing each year thereafter through retirement. We agreed to make these annual lump-sum payments by transferring to the respective executive officer ownership of a portion of the divisible life insurance policy we own on that officer’s life, with the portion transferred having a cash value equal to the lump sum value of SERP and restoration plan benefits being paid. These agreements also required us to make a tax gross-up payment each year to cover the officer’s income taxes resulting from these annual policy transfers. On December 11, 2009, Mr. Dries and Mr. Magee entered into agreements providing that after January 1, 2010, each officer’s vested benefits accrued under the SERP and the restoration plan will cease to be paid in annual lump sum payments and will be payable upon the officer’s termination of employment. Under the agreements, we ceased all tax gross-up payments after the annual lump sum payment earned through January 1, 2010 (we could not have terminated the lump sum payments earlier without triggering significant tax penalties under Section 409A of the federal tax code). Accordingly, while Mr. Dries and Mr. Magee received a tax gross-up payment for the January 1, 2010 annual lump-sum payment as reported in note 5 to the summary compensation table, we have not made, and are not required to make, any further tax gross-up payments to Mr. Dries or Mr. Magee. Mr. Dries and Mr. Magee entered into these agreements to defer the annual lump-sum payments and to terminate our obligation to make tax gross-up payments with the expectation that the committee would consider increases to their base salary levels and annual incentive compensation opportunities to compensate them over time for the value of benefits surrendered by them as a result of their entering into these agreements.

Change-In-Control Agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than the average salaried employee. To attract qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, and to provide them with an incentive to stay with us in the event of an actual or potential change in control, we have entered into a management continuity agreement with each of them. In addition, we view management continuity agreements for our executive officers as an important part of a competitive executive compensation package. In establishing the terms of these agreements, we looked at similar arrangements established by peer companies and by our former corporate parent. Our inclusion of particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes, reflected our subjective judgment regarding the terms offered in comparable agreements by peer companies and the desire to offer competitive arrangements.

Each of these continuity agreements provides for the individual to continue employment for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as he had immediately prior to the change in control (including average annual increases). The length of the period was set based on the relative responsibilities of the executive officers. The period is three years for our CEO, CFO and General Counsel and ranges from one and a half to two years for the other executive officers. If during this continued employment period we or our successor were to terminate the individual’s employment for reasons other than “cause”, or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), he would be entitled to certain payments and other benefits.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.” The requirement of the second trigger provides the incentive for the executive to stay with us in the event of a change in control. For more information about these payments and other benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance Policy

We have written severance policies under which we provide severance benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period. The terminated officer is also entitled to receive a pro rata portion of the annual incentive compensation payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of completed months in each performance cycle. The period was set based on the relative responsibilities of the executive officers. The period is 24 months for our CEO and 12 months for our other executive officers. An executive officer may not receive any payments under the severance policy if the executive officer is entitled to receive payments under the change-in-control continuity agreements described above.

We maintain this severance policy because we believe that such a policy is consistent with market compensation packages for executive officers and therefore is an important component of a competitive compensation package.

Changes for 2011 Compensation Program

For 2011, our executive compensation program is structured similarly to our 2010 compensation program. However, with respect to our 2011 LTIP awards, we ceased using net cash outflow for asbestos as a performance measure, instead using just EBITDA before asbestos and adjusted earnings per share, with these measures being given equal weighting. In addition, in recognition of his outstanding performance and to provide an additional long-term incentive, on February 10, 2011 Mr. Macadam was awarded options to acquire 25,288 shares of common stock at an exercise price per share equal to $42.24, the fair market value of our common stock on the date of the award. The options have a ten-year term and vest in annual increments over three years beginning on the third anniversary of the date of the award.

EXECUTIVE COMPENSATION

The following information relates to compensation paid or payable for 2010 to:

(1)	our CEO;

(2)	our CFO; and

(3)	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2010.

We refer to these individuals as the “named executive officers.” We have also included information relating to compensation for 2009 and 2008 for the named executive officers who were also named executive officers in those years.

Summary Compensation Table

The following table sets forth for the named executive officers:

•	their names and positions held in 2010 (column (a));

•	year covered (column (b));

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));

•	the change for 2010 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation (column (j)), which is the sum of the amounts in columns (c) through (i).

							Change in
						Non-Equity	Pension Value
				Stock	Stock	Incentive	and Nonqualified	All Other
Name and Principal				Awards	Options	Plan	Deferred Comp.	Comp.($)
Position	Year	Salary($)	Bonus($)(1)	($)(2)	($)	Comp.($)(3)	Earnings($)(4)	(5)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Stephen E. Macadam(6)	2010	825,000	—	1,274,986	—	1,930,000	—	163,935	4,193,921
President and Chief Executive Officer	2009	856,731	—	699,997	—	1,159,298	—	172,082	2,888,108
	2008	587,019	426,000	1,848,425	1,285,000	1,183,725	—	104,145	5,434,314
William Dries(7)	2010	366,154	—	446,236	—	615,815	257,893	201,161	1,887,259
Senior Vice President	2009	363,462	—	262,492	—	330,387	245,569	316,585	1,518,495
and Chief Financial Officer	2008	348,384	—	602,009	—	525,326	345,736	300,152	2,121,607
Richard L. Magee	2010	320,692	—	345,859	—	498,280	148,399	87,736	1,252,567
Senior Vice President,	2009	325,039	—	203,456	—	265,325	119,569	153,725	1,067,114
General Counsel and Secretary	2008	313,000	—	516,468	—	446,414	176,425	130,459	1,582,766
J. Milton Childress II	2010	257,692	—	127,489	—	286,852	68,804	21,050	693,083
Vice President, Strategic Planning &	2009	259,615	—	75,006	—	141,399	42,021	24,717	542,758
Business Development	2008	248,115	—	315,920	—	246,569	35,039	14,150	859,793
Robert P. McKinney(8)	2010	222,000	—	99,099	—	222,000	66,807	15,050	558,149
Vice President — Human Resources	2009	220,154	—	58,307	—	77,560	31,042	15,050	402,113

(1)	We paid Mr. Macadam a hiring bonus of $426,000 when he joined our company in 2008.

(2)	The equity component of the long-term compensation awards made in 2010 was subdivided as follows: 70% of the award was made in performance share award opportunities and 30% was made in restricted stock units The reported value of these awards has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that it does not reflect any adjustments for risk of forfeiture. For awards of restricted stock units, the only assumption we used in determining these amounts was the grant date share price, which in each case was the average of the high and low prices of our common stock on the day prior to the grant date. The restricted share units are scheduled to vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted share units would vest earlier in the event of death, disability or retirement. For awards of performance shares, we assumed the number of shares based on the maximum level of performance. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2010 for a discussion of the assumptions made in determining the grant date fair values in this column. The reported amounts for any award do not reflect any adjustments for restrictions on transferability.

(3)	For 2010, these amounts consist of amounts earned under our annual performance incentive plan and cash awards earned under our LTIP for performance cycles ending in 2010. Here is the breakdown for each named executive officer:

	Annual Plan	Cash LTIP Award

Macadam	$1,650,000	$280,000
Dries	512,615	103,200
Magee	416,900	81,380
Childress	257,692	29,160
McKinney	222,000	—

(4)	For 2010, these amounts consist of the following:

	Increase in Actuarial Present Value Under
	Pension Plan	Restoration Plan	SERP

Macadam	—	—	—
Dries	64,103	69,069	124,721
Magee	49,381	32,756	66,262
Childress	42,276	26,528	—
McKinney	51,299	15,508	—

(5)	For 2010, these amounts consist of the following:

			Non-qualified
		Amounts	deferred
	401(k) plan	paid for life	compensation	Tax gross-	Relocation	Commuting
	match*	insurance	plan match	ups**	expenses***	expenses****

Macadam	32,500	650	80,192	7,036	34,400	9,157
Dries	14,700	650	15,936	169,875	—	—
Magee	14,700	650	10,435	61,951	—	—
Childress	14,700	350	6,000	—	—	—
McKinney	14,700	350	—	—	—	—

*	For Mr. Macadam, includes a matching 401(k) contribution of $14,700 and an employer 401(k) contribution of $17,800.

**	These tax gross-up payments to Messrs. Dries and Magee are related to the payment of vested benefits accrued under our defined benefit restoration plan and SERP that were made on January 1, 2010. On December 11, 2009, Mr. Dries and Mr. Magee entered into agreements providing that, after January 1, 2010, each officer’s vested benefits accrued under the SERP and the restoration plan will cease to be paid in annual lump sum payments and will be payable upon the officer’s termination of employment and that, after the January 1, 2010 annual lump sum payment, we ceased all tax gross-up payments. For Mr. Macadam, the tax gross-up payment is related to the reimbursement for commuting expenses included in the table, which ended in June 2010.

***	In August 2010, we entered into an amendment to Mr. Macadam’s employment agreement pursuant to which we paid Mr. Macadam $34,400 in return for his agreement not to receive reimbursement for relocation expenses to which he would be entitled in connection with any relocation to Charlotte, North Carolina.

****	Commuting expenses include reimbursement to Mr. Macadam in 2010 of $2,593 for meals and travel expenses from his home in Atlanta to our corporate offices in Charlotte and $6,564 for the expense of an apartment leased by Mr. Macadam in Charlotte. Mr. Macadam’s right to reimbursement for commuting expenses under his employment agreement terminated on June 1, 2010.

(6)	Mr. Macadam became an executive officer on April 14, 2008.

(7)	Mr. Dries intends to retire during 2011. The Company anticipates that Mr. Dries will step down from his position as Chief Financial Officer following the annual meeting of shareholders, but will continue to serve as Senior Vice President until his retirement from the Company on September 11, 2011, his 60th birthday.

(8)	Because Mr. McKinney had not qualified for inclusion in the summary compensation table in years prior to 2009, information is provided only with respect to 2009 and 2010.

The “Stock Awards” values shown in column (e) of this table for 2010 and 2008 include grants of performance shares for three-year long-term incentive cycles. No performance shares were awarded in 2009. The officers will not actually earn these performance shares unless we achieve pre-established corporate performance goals, and the number of shares they actually earn will be based on our performance as compared to those goals. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of Plan-Based Awards — LTIP Awards.”

In February 2011, we paid out awards under our LTIP for our long-term performance cycles ending in 2010. For awards made to our executive officers, other than Mr. Macadam, these LTIP awards were granted in February 2008 for the 2008-2010 performance cycle. Because Mr. Macadam had not joined our company when these awards were granted in February 2008, in 2009 he received a 2009-2010 long-term incentive award with the same performance measures and target levels as those used for the 2008-2010 awards made to the other executive officers, but with the target levels adjusted to account for our actual 2008 performance. We paid a portion of each award in cash and a portion in performance shares, in each case based on achievement of performance goals the Compensation Committee set in early 2008. Participants in this LTIP cycle, including the named executive officers, earned the awards as of December 31, 2010. For this reason, the cash portion of the awards to the named executive officers for 2010 appears in column (g) of the summary compensation table (see note 3 for the exact amounts). As described above, for 2010 column (e) reflects the grant date fair value, determined in accordance with the rules and regulations of the SEC, with respect to restricted share units and performance share opportunities awarded in 2010 and not the shares actually earned under the performance share awards. For information about the payout of these performance shares, see below under “— Option Exercises and Stock Vested.”

For more information about payouts under our annual performance plan, which are included in the amounts shown in column (g) above (see note 3), see the section below entitled “— Grants of Plan-Based Awards — Annual Performance Plan Awards.”

Employment Agreement

In connection with our recruitment of Mr. Macadam as our President and Chief Executive Officer, on March 10, 2008 we entered into an employment agreement with Mr. Macadam to establish the terms of his employment. The employment agreement provides for a minimum annual salary of $825,000. The employment agreement provided for awards, upon commencement of employment, of stock options with respect to 100,000 shares becoming exercisable in annual installments over three years and of 53,500 shares of restricted stock which vest in annual increments over three years beginning on the third anniversary of the date of grant.

The employment agreement provides that Mr. Macadam will be eligible to participate in our annual incentive plan, with a target opportunity equal to 100% of his annual base salary and a maximum opportunity of 200% of annual base salary. Mr. Macadam received an award under the annual incentive plan for 2008, which was pro rated based on the period of his service during the year.

The employment agreement also provided that in 2009 Mr. Macadam would receive two awards issued under the LTIP plan. The first such award was for a two-year performance period 2009 through 2010, with a target incentive of $1,400,000. The second such award was to be for a three-year performance period 2009 through 2011, also with a target incentive of $1,400,000. Each award was to be governed by the terms and conditions of the LTIP plan. Notwithstanding this provision of the employment agreement, with the consent of Mr. Macadam and consistent with the treatment of other executive officers, we did not award Mr. Macadam the performance share portion of the LTIP award for the 2009-2011 performance cycle and instead awarded him restricted stock units.

In addition to these awards under the LTIP plan, the employment agreement provided that Mr. Macadam receive upon commencement of employment two pro rated awards, calculated and paid according to the terms of the LTIP plan but not awarded under the LTIP plan, for the three-year performance cycles ended December 31, 2008 and December 31, 2009. These pro rated awards were paid in cash. The employment agreement included provisions providing for a guarantee of $334,671 for the award for the performance cycle ended December 31, 2008, and an aggregate guaranteed minimum amount for both of these awards of $668,250. The award payments exceeded those guaranteed amounts.

The employment agreement provided for the payment to Mr. Macadam of a signing bonus of $426,000. During a transition period to end no later than June 1, 2010, we agreed to reimburse Mr. Macadam for his expenses in commuting between his residence in Atlanta to our headquarters in Charlotte, including the cost of maintaining an apartment in Charlotte, evening meal costs and transportation costs. In addition, we agreed to make additional payments to indemnify him on a net-after-tax basis for any income tax associated with those reimbursement payments. We also agreed to reimburse Mr. Macadam for legal fees and expenses, not to exceed $12,500, that he incurred in the course of the negotiation of his employment agreement. Under the employment agreement, Mr. Macadam was also eligible for reimbursement of qualifying expenses under our relocation policy, with such modifications to that policy to accommodate the commuting period. In August 2010, we entered into an amendment to the employment agreement pursuant to which Mr. Macadam waived any right to receive reimbursement for relocation expenses in connection with a relocation to the Charlotte area in return for a cash payment of $34,400.

The period of employment under the employment agreement will terminate upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement also provides for the maintenance of confidential information by Mr. Macadam and includes a covenant against certain activities in competition against EnPro for two-years following termination of employment.

Pursuant to the employment agreement, we entered into a management continuity agreement with Mr. Macadam. The management continuity agreement and the provisions for severance in the event of the termination of Mr. Macadam’s employment are described below in “— Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards

The following table provides additional information about awards we granted in 2010 to the named executive officers under our 2010 annual performance plans, awards payable in cash and awards of performance shares made under our LTIP in 2010 and awards in 2010 of restricted stock units under our Amended and Restated 2002 Equity Compensation Plan.

										All Other
									All Other	Option
									Stock	Awards:
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	Exercise or	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number	Securities	Base Price	Fair Value
			Plan Awards			Plan Awards			of Shares	Underlying	of Option	of Stock
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(1)
(a)	Plan	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Stephen E. Macadam	Annual Plan	2/09/10	412,500	825,000	1,650,000	—	—	—	—	—	—	—
	LTIP	2/09/10	375,000	750,000	1,500,000	—	—	—	—	—	—	—
	Equity Plan	2/09/10	—	—	—	10,892	21,784	43, 568	—	—	—	1,049,989
	Equity Plan	2/09/10	—	—	—	—	—	—	9,336	—	—	224,998

William Dries	Annual Plan	2/09/10	128,154	256,308	512,615	—	—	—	—	—	—	—
	LTIP	2/09/10	131,250	262,500	525,000	—	—	—	—	—	—	—
	Equity Plan	2/09/10	—	—	—	3,812	7,624	15,248	—	—	—	367,477
	Equity Plan	2/09/10	—	—	—	—	—	—	3,268	—	—	78,759

Richard L. Magee	Annual Plan	2/09/10	104,225	208,450	416,900	—	—	—	—	—	—	—
	LTIP	2/09/10	101,725	203,450	406,900	—	—	—	—	—	—	—
	Equity Plan	2/09/10	—	—	—	2,955	5,909	11,818	—	—	—	284,814
	Equity Plan	2/09/10	—	—	—	—	—	—	2,533	—	—	61,045

J. Milton Childress II	Annual Plan	2/09/10	64,423	128,846	257,692	—	—	—	—	—	—	—
	LTIP	2/09/10	37,500	75,000	150,000	—	—	—	—	—	—	—
	Equity Plan	2/09/10	—	—	—	1,089	2,178	4,356	—	—	—	104,980
	Equity Plan	2/09/10	—	—	—	—	—	—	934	—	—	22,509

Robert P. McKinney	Annual Plan	2/09/10	55,500	111,000	222,000	—	—	—	—	—	—	—
	LTIP	2/09/10	29,150	58,300	116,600	—	—	—	—	—	—	—
	Equity Plan	2/09/10	—	—	—	847	1,693	3,386	—	—	—	81,603
	Equity Plan	2/09/10	—	—	—	—	—	—	726	—	—	17,497

(1)	These numbers are the grant date fair value under FASB ASC Topic 718 of awards of performance share opportunities and restricted stock units in 2010.

Annual Performance Plan Awards

The Compensation Committee granted each named executive officer an award opportunity for 2010 under our annual performance plans. Information about these award opportunities is reported in the line beside each officer’s name in the table above. The 2010 payout amounts are included in column (g) of the summary compensation table and broken out in note 3 to the summary compensation table.

Mr. Macadam, Mr. Dries, and Mr. Magee participate in our Senior Executive Annual Performance Plan. Mr. Childress and Mr. McKinney participate in our Management Annual Performance Plan. The two plans operate identically in all material respects. The committee established corporate performance goals under the plans and communicated them to plan participants in February 2010. For each goal, the committee also assigned a specific weight, i.e., the percentage of the participants’ total annual incentive compensation that the goal would contribute. Under both plans, the 2010 performance goals and weightings were:

Adjusted net income	30%
Free cash flow before asbestos and taxes	40%
Adjusted return on investment	30%

The committee set performance levels for each of these goals, with a threshold level below which participants would not receive any payout related to that goal, a target level and a maximum level. At the same time, the committee communicated to each participant a total award opportunity, expressed as a percentage of the participant’s base salary. The salary percentages of the award opportunities increased with the level of job responsibility. Each participant had the opportunity to earn 50% of his target award for corporate performance at the threshold level, 100% of his target award for performance at the target level and 200% of his target award for maximum performance. The table above shows the threshold, target and maximum award opportunity for each named executive officer.

LTIP Awards

Under our LTIP, the committee may provide a long-term incentive opportunity for plan participants in any year. Each opportunity is in the form of a target award based on corporate performance over a three-year cycle. The committee establishes the performance goals and their weightings at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is also a threshold level of performance below which the participants will earn no award and a maximum performance level that corresponds to the maximum award they can earn.

For 2010, our long-term compensation awards were a combination of restricted stock units and LTIP awards payable in cash and in performance shares with the number of shares deliverable at the end of the three-year cycle being based on our performance against certain objective goals. The committee established the performance goals and corresponding potential award levels for the 2010-2012 LTIP cycle at its February 2010 meeting. For this cycle, the committee determined that half of the target long-term compensation to each executive would be payable in the form of an LTIP award payable in cash. The committee determined that 70% of the remaining one half of the target long-term compensation would be payable in the form of performance shares. Each performance share, if earned, will be paid in the form of a share of our common stock. The award recipients will not actually own any of these shares, however, unless our corporate performance through the end of 2012 at least meets the threshold level.

The performance factors and weightings for the LTIP awards for the 2010-2012 cycle are as follows:

EBITDA before asbestos	40%
Adjusted earnings per share	40%
Net cash outflow for asbestos	20%

The committee set performance levels for each of these goals, with a threshold level below which participants would not earn any long-term compensation related to the goal, a target level and a maximum level. Our Amended and Restated 2002 Equity Compensation Plan governs the performance share awards. In determining the number of performance shares that make up our target awards, the committee begins with target dollar values and divides those values by the fair market value of our common stock. This plan defines “fair market value” as the average of the high and low sales prices of our common stock on the day prior to the date of grant.

The potential payouts increase with the level of the job. For the 2010-2012 LTIP awards, each participant has the opportunity to earn 50% of his target award for corporate performance at the threshold level, 100% of his target award for performance at the target level and 200% of his target award for maximum performance.

An award recipient generally must be employed with us on December 31, 2012 to earn any payout for the 2010-2012 cycle for the 2010 LTIP awards. The only exceptions under the plan are for death, disability or retirement during the cycle. In any of those events, a recipient will receive a pro rata portion of the award he would have received had he remained employed through the end of 2012.

If we pay any common stock dividends during the 2010-2012 performance cycle, recipients will not receive any dividends on their performance share awards for this cycle unless and until they earn the shares. At that time, they will receive the value of any dividends we have paid during that period in the form of additional shares of our common stock (with cash in lieu of fractional shares).

All shares of our common stock that we pay out for this cycle will reduce the number of shares available to be issued under our Amended and Restated 2002 Equity Compensation Plan.

Restricted Stock Unit Awards

For 2010, the committee determined that the remaining 30% of the equity half of the target long-term compensation would be payable in the form of restricted stock units. These awards of restricted stock units vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted share units would vest earlier in the event of death, disability or retirement.

If we pay any common stock dividends prior to the vesting of the restricted stock units, recipients of the restricted stock units will not be entitled to receive any such dividends when such dividends are paid. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders. Upon vesting, the recipient would be entitled to receive, for each restricted stock units vesting, one share of common stock plus a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of common stock from the date the award was made to and including the date of vesting.

Outstanding Equity Awards at Fiscal Year-End

The next table gives a snapshot as of the end of 2010 of equity awards to our named executive officers, the ultimate outcomes of which the officers have not yet realized. In fact, other than the option awards in column (b), these awards either have not vested or the officers have not yet earned them.

	Option Awards				Stock Awards
						Market			Equity Incentive Plan
	Number of	Number of			Number of	Value of	Equity Incentive Plan		Awards: Market or
	Securities	Securities			Shares or	Shares or	Awards: Number of		Payout Value of
	Underlying	Underlying			Units of	Units of	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised	Option		Stock That	Stock That	Units or Other Rights		Units
	Options	Options	Exercise	Option	Have Not	Have Not	That Have Not		or Other Rights That
	(#)	(#)	Price	Expiration	Vested	Vested	Vested		Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)	(#)		($)(3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)		(j)

Stephen E. Macadam	66,667	33,333 (1)	34.55	4/13/2018	—	—	—		—
	—	—	—	—	53,500	2,223,460	—		—
	—	—	—	—	—	—	37,433	(4)	1,555,715
							9,336	(5)	388,004
							21,784	(6)	905,343
William Dries	60,600	—	5.51	7/30/2012	—	—	—		—
	—	—	—	—	11,220	466,303	—		—
	—	—	—	—			14,037	(4)	583,378
	—	—	—	—	—	—	3,268	(5)	135,818
	—	—	—	—	—	—	7,624	(6)	316,853
Richard L. Magee	53,000	—	5.51	7/30/2012	—	—	—		—
	—	—	—	—	10,209	424,286	—		—
	—	—	—	—	—		10,880	(4)	452,173
	—	—	—	—	—	—	2,533	(5)	105,271
	—	—	—	—	—	—	5,909	(6)	245,578
J. Milton Childress II	—	—	—	—	7,926	329,405	—		—
	—	—	—	—			4,011	(4)	166,697
	—	—	—	—	—	—	934	(5)	38,817
	—	—	—	—	—	—	2,178	(6)	90,518
Robert P. McKinney	—	—	—	—	—	—	—		—
	—	—	—	—			3,118	(4)	129,584
	—	—	—	—	—	—	726	(5)	30,173
	—	—	—	—	—	—	1,693	(6)	70,361

(1)	These options vest on April 14, 2011.

(2)	The restricted shares of common stock awarded to Mr. Macadam vest in annual increments of 33.33% beginning on April 14, 2011. The restricted shares of common stock awarded to Messrs. Dries, Magee and Childress vested on February 12, 2011.

(3)	We calculated these values using a price of $41.56, the closing price per share of our common stock on the New York Stock Exchange on December 31, 2010.

(4)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest as to one half of the amount on April 29, 2012 and as to the remaining one half on April 29, 2013.

(5)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 9, 2013.

(6)	For each of the named executive officers, these numbers consist of target performance share awards for the 2010 — 2012 LTIP cycle. The awards for the 2010 — 2012 cycle generally will vest December 31, 2012.

Option Exercises and Stock Vested

This table provides information about amounts the named executive officers realized in 2010 from equity awards.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)

Stephen E. Macadam	—	—	14,000	592,200
William Dries	—	—	3,366	142,382
Richard L. Magee	—	—	2,654	112,264
J. Milton Childress II	—	—	951	40,227
Robert P. McKinney	—	—	480	20,304

(1)	Totals reflect performance share awards made for the 2008 — 2010 LTIP cycle, except for Mr. Macadam, for whom the amount reflect performance share awards for the 2009-2010 two-year performance cycle.

(2)	Stock award calculations are based on a $42.30 per share value, the closing price of our common stock on the day prior to the Compensation Committee’s certification of performance results.

Pension Benefits

The next table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of accumulated benefit for each officer under each plan. This is the lump sum value, as of December 31, 2010, of the annual benefit earned as of that date that would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 14 to our Consolidated Financial Statements in our 2010 annual report.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)

Stephen E. Macadam(2)	Pension	—	—	—
	Restoration	—	—	—
	SERP	—	—	—
William Dries	Pension	9.00	285,040	—
	Restoration	9.00	110,143	138,150
	SERP	8.58	186,517	207,850
Richard L. Magee	Pension	9.00	198,847	—
	Restoration	9.00	32,541	29,167
	SERP	8.58	65,849	56,023
J. Milton Childress II	Pension	5.08	116,386	—
	Restoration	5.08	81,827	—
Robert P. McKinney	Pension	8.67	153,952	—
	Restoration	8.67	35,501	—

(1)	Does not include tax gross-up payments to Mr. Dries of $278,870 and to Mr. Magee of $121,021 with respect to payments made (pursuant to a transfer of a portion of a divisible life insurance policy) under the restoration plan and the SERP. The tax gross-up payments are included in the amounts shown in column (i) of the summary compensation table entitled “All Other Compensation.” On December 11, 2009, Mr. Dries and Mr. Magee entered into agreements providing that, after January 1, 2010, each officer’s vested benefits accrued under the

SERP and the restoration plan will cease to be paid in annual lump sum payments and will be payable upon the officer’s termination of employment. The agreements also provide that after the 2010 annual lump sum payment, we will cease all tax gross-up payments.

(2)	Mr. Macadam does not participate in any of our defined benefit plans. All existing defined benefit plans were closed to new participants prior to his joining EnPro.

We maintain three defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The second provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan. The third is a supplemental executive retirement plan, or SERP, that provides additional unfunded, non-qualified benefits to certain officers.

Pension Plan

Benefits under our pension plan are paid as a life annuity, with monthly payments. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. For benefits accrued due to service with the company through December 31, 2006, the monthly payments will be reduced by 4% per year if a participant chooses to receive payments before age 62. There will be no reduction in the amount of the payments if the participant waits until after age 62. For benefits accrued due to service after December 31, 2006, the monthly payments will be reduced by 5% per year if the participant chooses to begin receiving payments before age 65.

Pay used to determine a salaried participant’s benefit amount is the average compensation over the final 60 months of employment, or the highest consecutive 60 months of compensation during the last 120 months of employment, whichever is greater. For purposes of the plan, “compensation” means base pay plus annual incentive plan awards. However, compensation for the pension plan is limited under the federal tax code. The limit was 245,000 in 2010. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2010, this limit was $195,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees of the company. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan, and at that time the pension plan was closed to new participants. However, salaried employees who were hired prior to January 1, 2006, and who were at least age 40 on December 31, 2006, were offered a choice to continue to accrue benefits under the pension plan. Each of the named executive officers then employed by us chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan. Mr. Dries is eligible for early retirement under our pension plan.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration Plan

The restoration plan provides a benefit that is equal to the benefit that would be provided under the pension plan if the federal tax code compensation and benefit limits did not exist, minus the benefit actually provided under the pension plan. In addition, the restoration plan provides benefits on compensation that is deferred and not taken into account under the pension plan.

The definition of compensation is the same as the definition used for the pension plan, except that compensation includes amounts deferred pursuant to our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment. For certain executive officers with whom we have entered into supplemental retirement and death benefits agreements, payments will be made annually as benefits accrue up to retirement. However, under the agreements, we may delay these annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. See “Compensation Discussion and Analysis — Compensation Program Design and Tools — Impact of Tax and Accounting Rules.”

Employees participate in the restoration plan only with board approval. All of the named executive officers, other than Mr. Macadam, participate in this plan.

Because this a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

On December 11, 2009, Mr. Dries and Mr. Magee entered into agreements that provide that, after January 1, 2010, each officer’s vested benefits accrued under the SERP and the restoration plan will cease to be paid in annual lump sum payments and will be payable upon the officer’s termination of employment and that after the annual lump sum payment earned through January 1, 2010, we will cease all tax gross-up payments.

SERP

At December 31, 2009, there were only two participants in the SERP continuing to accrue benefits — Mr. Dries and Mr. Magee. These individuals earn an additional benefit under the SERP equal to the combined benefit under our pension plan and restoration plan for their first 15 years of service. The SERP takes into account service only for periods beginning on or after June 1, 2002.

Under the supplemental retirement and death benefits agreements we have entered into with each of the SERP participants, we agreed to pay SERP benefits annually as they accrue, up to retirement. We made these annual lump-sum payments by transferring to the executive ownership of a portion of the life insurance policy we own on the officer’s life, with the portion transferred having a cash value equal to the lump sum value of SERP and restoration plan benefits being paid. The death benefit of the transferred policy reduced the amount that might otherwise become payable under the officer’s death benefits agreement. However, under the agreements, we could have delayed the annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. These supplemental agreements also required us to make a tax gross-up payment each year to cover the officer’s income taxes resulting from the policy transfer.

On December 11, 2009, Mr. Dries and Mr. Magee entered into agreements providing that after January 1, 2010, each officer’s vested benefits accrued under the SERP and the restoration plan will cease to be paid in annual lump sum payments and will be payable upon the officer’s termination of employment. Under the agreements, we ceased all tax gross-up payments after the annual lump sum payment earned through January 1, 2010 (we could not have terminated the lump sum payments earlier without triggering significant tax penalties under Section 409A of the federal tax code). Accordingly, while Mr. Dries and Mr. Magee received a tax gross-up payment for the January 1, 2010 annual lump-sum payment as reported in note 5 to the summary compensation table, we have not made, and are not required to make, any further tax gross-up payments to Mr. Dries or Mr. Magee.

Like the restoration plan, the SERP is unsecured, and a participant’s claim for benefits under the SERP is no greater than the claim of a general creditor.

Non-Qualified Deferred Compensation

We provide a plan that allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

This table provides information about amounts we and the executives contributed to the plan in 2010, and about earnings and withdrawals under the plan. The last column shows each officer’s total account balance as of the end of the year.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Stephen E. Macadam	80,008	80,192	69,409	—	523,313
William Dries	25,486	15,936	33,416	—	243,215
Richard L. Magee	17,993	10,436	12,742	—	98,447
J. Milton Childress II	9,608	6,000	2,591	—	47,728
Robert P. McKinney	4,654	—	694	—	5,343

(1)	Each officer’s contributions during 2010 were deferred from his salary or annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see note 5 to that table).

Under this plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual incentive plan compensation and any cash LTIP payout. Deferrals of base salary and annual incentive plan compensation can be made only after the officer has contributed the maximum amount to our 401(k) plan. We match contributions each year in an amount equal to the match the officer would have received under our 401(k) plan in the absence of federal tax code limitations on that plan, minus the actual 401(k) match the officer received for that year.

Each executive officer who participates in the plan also directs how the money in his plan account will be invested. The investment options available under the plan are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The following table shows the investment options currently available under the plan, as well as the 2010 return (loss) for each option.

Investment Option	2010 Return (%)

American Funds Growth Fund of America	12.29
Dodge & Cox Stock	13.49
Hartford Capital Appreciation R4	12.92
Schwab S&P 500 Index	14.97
Columbia Small Cap Value II Z	25.64
Columbia Mid Cap Value	23.22
Royce Value Plus Institutional	20.25
T. Rowe Price Mid-Cap Growth	28.06
American Funds EuroPacific Gr R4	9.39
PIMCO Total Return Administration	8.56
BlackRock Global Allocation I	10.15
Van Kampen Equity and Income A	12.39
Schwab Retirement Advantage Money	0.10

When first eligible to participate in the plan, participants may elect to receive payment of their account balances under this plan in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 75 days);

•	a single lump sum cash payment in a year specified by the participant (but not later than the year in which the participant attains age 65);

•	either five or ten annual installments with the first installment paid as soon as practicable after termination; or

•	either five or ten annual installments with the first installment paid in a year specified by the participant (but not later than the year in which the participant attains age 65).

Accounts of participants who do not make a payment election will be paid in a single lump sum cash payment as soon as practicable after termination (generally within 75 days but subject to a potential six-month payment delay if required by certain federal tax rules). Once a participant makes a payment election, he can change it only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Because this is a non-qualified plan, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change in Control

Management Continuity Agreements

We are party to management continuity agreements with each of our current executive officers. The purpose of these continuity agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of our company. The agreements are not ordinary employment agreements. Unless there is a change in control, they do not provide any assurance of continued employment, or any severance beyond the severance that we provide under the terms of our severance policy.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company more than 70% of the outstanding common stock and combined voting power of which our shareholders hold, in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers are as follows:

Macadam	3 years
Dries	3 years
Magee	3 years
Childress	2 years
McKinney	2 years

If we or our successor terminated an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	His annual base salary for a period of time, which we refer to as the payment period, in a lump sum cash payment. The payment periods for the named executive officers are:

Macadam	3 years
Dries	3 years
Magee	3 years
Childress	2 years
McKinney	2 years

•	His pro rata target annual incentive plan compensation for the year of termination, in a lump-sum cash payment.

•	A lump-sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares paid out would be based on a specified mix of actual and targeted performance.

•	A lump-sum cash payment intended to approximate continuation of annual incentive plan compensation for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual incentive plan payout, (2) his target annual incentive plan compensation for the year of termination, or (3) his target annual incentive plan compensation for the year in which the change in control occurs.

•	A lump-sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a specified number, multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Macadam	24
Dries	24
Magee	24
Childress	16
McKinney	16

•	If the officer is under age 55, or over age 55 and not eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period as well as the ability to exercise any vested options, during his payment period.

•	If the officer is at least age 55 and therefore is eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs to which the officer would be entitled under the company’s general retirement policies if the officer retired, and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period as well as the ability to exercise any vested options, during his payment period.

•	In addition to the benefits to which he was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	A tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits.

In addition, each officer is entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2010. The table does not include a pro rata annual incentive plan compensation for the year of termination because even without these agreements, the officers would be entitled to their full 2010 annual incentive plan compensation if they had been terminated without cause on December 31.

		Annual				Restricted
		Incentive				Stock and
		Plan	Foregone	Pro Rata	Stock Options	Restricted		Additional	Estimated
	Salary	Compensation	LTIP	LTIP	(Previously	Stock	Continuation	Pension	Tax
	Continuation	Continuation	Awards	Awards	Unvested)	Units	of Benefits	Benefits	Gross-up	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Macadam	2,475,000	2,475,000	3,725,120	1,087,520	233,671	4,167,180	81,984	—	4,553,504	18,798,979
Dries	1,113,000	779,100	1,396,920	407,820	—	1,185,499	—	738,204	—	5,620,543
Magee	969,000	629,850	1,082,680	316,080	—	981,730	37,558	395,098	—	4,411,996
Childress	520,000	260,000	266,080	116,520	—	534,919	24,752	93,672	535,222	2,351,165
McKinney	450,000	225,000	201,297	89,191	—	159,757	24,593	59,366	397,619	1,606,822

Restricted Share and Restricted Stock Unit Awards

The restrictions under the restricted share awards made to our executive officers lapse, and the restricted stock unit awards made to our executive officers vest, upon a change in control. The following table sets forth the value of outstanding restricted share awards and restricted stock unit awards at December 31, 2010 as to which restrictions would have lapsed or would become vested, as the case may be, as a result of a change in control had such an event occurred on December 31, 2010. The value is based on the $41.56 per share closing price of our common stock on the New York Stock Exchange on that date.

Value of Restricted
Shares and Restricted
Stock Units
Name	($)

Macadam	3,516,807
Dries	1,502,352
Magee	1,227,308
Childress	625,436
McKinney	230,118

Death Benefits Agreements

Under agreements we have with Mr. Dries and Mr. Magee, we must pay a stated lump sum death benefit to each officer’s designated beneficiary if the officer dies while employed with us. The amount of the stated death benefit will decrease over time as we transfer to each officer a portion of an insurance policy we own on the officer’s life. Pursuant to the agreements entered into on December 11, 2009 by Mr. Dries and Mr. Magee, no further annual transfers will be made until after retirement. The amounts of these death benefits that we would have owed if the officers had died on December 31, 2010 are as follows:

Death Benefit
Amount
($)

Dries	3,366,828
Magee	2,251,236

Severance Benefits

We have written severance policies under which we provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period of time, which we refer to as the “severance period”; provided, however, if the total severance pay exceeds two times the maximum amount that may be taken into account under a qualified retirement plan under Section 401(a)(17) of the federal tax code ($245,000 in 2010), the severance pay will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual incentive plan compensation and outstanding LTIP awards through the date of termination. The length of the severance period increases with one’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our named executive officers are:

Macadam	24 months
Dries	12 months
Magee	12 months
Childress	12 months
McKinney	12 months

However, in the event of any termination following a change in control, the management continuity agreements described above would supersede our severance policies.

The following table estimates the severance benefits we would owe the named executive officers under these policies if they had been terminated on December 31, 2010 (assuming no prior change in control). The table does not include a pro rata annual performance plan compensation for the year of termination because even without this severance policy, the officers would be entitled to their full 2010 annual performance plan compensation if they had been terminated without cause on December 31.

	Salary	Continuation	Pro Rata
	Continuation	of Benefits	LTIP Awards	Outplacement	Total
Name	($)	($)	($)(1)	($)	($)

Macadam	1,650,000	27,328	2,113,566	82,500	3,873,394
Dries	371,000	10,652	758,305	37,100	1,177,057
Magee	323,000	12,519	587,736	32,300	955,555
Childress	260,000	12,376	216,664	26,000	515,040
McKinney	225,000	12,296	168,420	22,500	428,216

(1)	Pro rata LTIP award calculations reflect an assumed value of $41.56 per share.

PROPOSAL 2 — ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
(Item 2 on the proxy card)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our Named Executive Officers as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2011 annual meeting of shareholders.”

This vote is nonbinding on the Company. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to tie pay to performance. For 2010:

•	the price of our common stock increased by 57%;

•	our segment profit increased by 67%, even after the deconsolidation of certain subsidiaries effective on June 5, 2010;

•	as a result of this performance, we substantially exceeded each of the performance goals under our annual plan, resulting in payouts at the maximum levels; and

•	payouts under the long-term plan award opportunities for the 2008-2010 performance cycle were negatively impacted by our 2008 and 2009 earnings performance, which was below the threshold (based on targets set in 2008 that did not anticipate the severity of the intervening economic recession).

We believe that our compensation program, with its balance of short-term incentives and long-term incentives and of cash and equity compensation, along with share ownership requirements, reward sustained performance that is aligned with long-term shareholder interests. We have concluded that the compensation paid or awarded to each executive for 2010 was reasonable and appropriate. In 2010:

•	we paid for performance;

•	our executive officers were rewarded for outstanding 2010 performance;

•	our executive officers saw significant declines in long-term performance plan payouts due to performance below the level expected in 2008 when targets were established; and

•	we awarded future compensation opportunities that are substantially dependent on future performance.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The board of directors unanimously recommends that you vote FOR the adoption of the resolution approving, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF VOTES APPROVING EXECUTIVE COMPENSATION
(Item 3 on the proxy card)

Under the Dodd-Frank Act, the Company is further required to provide shareholders with the opportunity to cast an advisory vote on whether future advisory votes on executive compensation should be held every one year, every two years or every three years.

The Board believes that a frequency of “every one year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote to permit the shareholders to express their view on this matter at each annual meeting.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one year, every two years or every three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

This advisory vote on the frequency of the “say on pay” vote is nonbinding on the Company. However, the Board and the Compensation Committee plan to take into account the outcome of the advisory vote when considering the frequency of future advisory votes on executive compensation.

The board of directors unanimously recommends that you vote for the option of “every one year” for the frequency of future advisory votes on executive compensation.

PROPOSAL 4 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011
(Item 4 on the proxy card)

On February 8, 2011, the Audit Committee reappointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The board of directors unanimously recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011. We refer herein to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on May 5, 2011. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Audit Committee has a policy that outlines procedures intended to ensure that it pre-approves all audit and non-audit services that our external auditors provide to us. The policy provides for pre-approval of a budget that sets the fees for all audit services to be performed during the upcoming fiscal year. It also mandates pre-approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding pre-approved cost levels. The policy allows the Audit Committee to delegate pre-approval authority to one or more of its members (except pre-approval authority for certain internal control-related services). A copy of the pre-approval policy is available on our website at www.enproindustries.com; click on “Investor,” then “Corporate Governance,” then “Committee Composition,” and then “Audit and Risk Management Committee.”

Before approving services to be performed by the external auditors, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The committee considers all of these factors as a whole. No one factor is necessarily determinative.

Fees Paid to External Auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2010	2009

Audit Fees(1)	$1,457,000	$1,912,000
Audit-Related Fees	15,000	7,500
Tax Fees	—	38,600
All Other Fees(2)	17,500	—

Total Fees	$1,489,500	$1,958,100

(1)	Audit fees consisted of work performed related to the preparation of our financial statements and the assessment of our internal control over financial reporting, as well as work generally only the external auditors can reasonably be expected to provide, such as statutory audits and accounting consultation.

(2)	All Other Fees consist of fees for document translation services in connection with the translation of our Form 10-K into German and a license fee for use of an online financial reporting research library.

The Audit Committee pre-approved all audit, audit-related and non-audit services that PricewaterhouseCoopers performed in 2009 and 2010 in accordance with our pre-approval policy.

OTHER MATTERS

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

SHAREHOLDER PROPOSALS

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2012 annual shareholders’ meeting must ensure that our Secretary receives the proposal between January 6, 2012 and February 5, 2012 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from May 5, 2012). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;

•	the number of shares of each class of the our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	the name and address of the person or persons to be nominated;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2012 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before December 2, 2011. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2012 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Richard L. Magee
Secretary

March 31, 2011

PLEASE VOTE YOUR SHARES USING THE ENCLOSED PROXY CARD

ANNUAL MEETING OF SHAREHOLDERS

MAY 5, 2011

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ENPRO INDUSTRIES, INC. 5605 CARNEGIE BLVD., SUITE 500 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS CHARLOTTE, NC 28209 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet Investor Address Line 1 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 OF Investor Address Line 4 1 1 VOTE BY PHONE - 1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1 2 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors 02 Nominees 0000000000 01 Stephen E. Macadam 02 J. P. Bolduc 03 Peter C. Browning 04 Diane C. Creel 05 Don DeFosset 06 Gordon D. Harnett 07 David L. Hauser 08 Wilbur J. Prezzano, Jr. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. On an advisory basis, to approve the compensation to our named executive officers as disclosed in this proxy statement: 0 0 0 The Board of Directors recommends you vote FOR every 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. On an advisory basis, whether future advisory votes to approve executive compensation should be held: 0 0 0 0 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm: 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 R1.0.0.11699 (see reverse for instructions) _1 0000098510 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WIT HIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com . ENPRO INDUSTRIES, INC. Annual Meeting of Shareholders May 5, 2011 11:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen E. Macadam, William Dries and Richard L. Magee, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of EnPro Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders of the company to be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Thursday, May 5, 2011 at 11:00 am or at any adjournment or postponement thereof, with all powers which theundersigned would possess if present at the Meeting. The materials for the Annual Meeting can also be viewed at http://2011annualmeeting.enproindustries.com This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.11699 Address change/comments: _2 0000098510 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side